As filed with the Securities and Exchange Commission on May 8, 2011
Registration No. 333-176507

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________

FORM S-1/A
Amendment No. 2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

_______________

VITAMIN BLUE, INC.
(Exact Name of Registrant As Specified in Its Charter)

Delaware	4841	33-0858127
(State or Other Jurisdiction of Incorporation or Organization)	Primary Standard Industrial Classification Code Number	(IRS Employer Identification Number)

1005 West 18th Street
Costa Mesa, CA  92627
(949) 645-4592
(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
______________________

Frank D. Ornelas
Chief Executive Officer and President
Vitamin Blue, Inc.
1005 West 18th Street
Costa Mesa, CA  92627
(949) 645-4592
(Name, Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)
____________________

Copies to:
Leonard E. Neilson
Attorney at Law
8160 South Highland Drive, Suite 104
Sandy, Utah 84093
(801) 733-0800
(Name, Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

 (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE (1)

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Aggregate Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock to be offered for resale by selling stockholders	16,450,000	$0.10	$1,645,000	$189.00

(1)
We are registering the resale by selling stockholders of 16,450,000 of common stock that we have previously issued.  In accordance with Rule 416 under the Securities Act of 1933, as amended, common stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
The offering price of $0.10 per share is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act.  Please note that the offering price has been revised to $0.10 per share from $0.002 per share as per the prior filing.

(3)	Registration fee of $3.82 was paid when Form S-1 registration statement was filed on August 26, 2011.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
___________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  Selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED MAY 8, 2012

PROSPECTUS

VITAMIN BLUE, INC.

  Up to 16,450,000
  Shares
Common Stock
Offering Price:   $0.10 per share

This prospectus relates to the resale by the selling stockholders of up to 16,450,000 shares that were acquired directly from the Company in private offerings that were exempt from registration requirements of the Securities Act of 1933.  The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering.  We will pay the expenses of registering these shares.  We will not receive any proceeds from the sale of those shares.

Our common stock is not traded on any public market and, although we intend to request a market maker to apply to have our common stock quoted on the Over-The-Counter Bulletin Board (“OTCBB”) maintained by the Financial Industry Regulatory Authority (“FINRA”) upon the effectiveness of the registration statement of which this prospectus is a part, the market maker may not be successful in such application and our common stock may never trade in any market.

Selling stockholders will initially offer their shares at $0.10 per share until such time as the shares are approved for and quoted on the OTCBB.  Thereafter, selling stockholders may sell shares at the prevailing market price or at a privately negotiated price.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering.  None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required.  You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Investing in our securities involves risks. You should consider the risks that we have described in Risk Factors beginning on page 11 of this prospectus before buying our securities.

The date of this prospectus is May 8, 2012.

VITAMIN BLUE, INC.

____________________

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”). You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. The rules of the SEC may require us to update this prospectus in the future.

PROSPECTUS SUMMARY

This summary highlights basic information about this offering and us. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully before making an investment decision. When we use the words “Company,” “we,” “us” or “our company” in this prospectus, we are referring to Vitamin Blue, Inc., a Delaware corporation. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Our Company

Vitamin Blue, Inc. was incorporated in Delaware on May 25, 1999, under the name Under The Influence, Inc. and commenced business shortly thereafter in June 1999.  We changed our name to Vitamin Blue, Inc. by amendment to the Certificate of Incorporation, effective on May 3, 2007.  Our principal executive offices are located at 1005 West 18th Street, Costa Mesa, CA 92627 and our telephone number is (949) 645-4592.

Vitamin Blue, Inc. designs, manufactures, and distributes surf wear, such as board shorts, t-shirts and fleece jackets, and surfing accessories, such as surf boards bags, roof rack pad and surf backpacks.  Our goal is to become a boardsport brand of long-term excellence by our commitment to producing innovative products of quality and athletic performance and continuing to develop a good reputation with its retailers to deliver on time.  We believe we are a source for unique, functional and diverse surf products.

In pursuing a strategy of building and maintaining a strong foundation at the core surf market level, we have begun the important first step by distributing product to surfboard manufacturers and surf shops, which they in turn resell to retail customers.  We intend to leverage this foundation by expanding product offerings and increasing brand penetration into the mainstream.  We plan to extend our product distribution into specialty stores and department stores.  In order to maintain long-term brand awareness, we will strive to support the core of the sport through sponsorship of athletes, competitions and other grassroots activities.

By using several part-time employees, each working approximately fifteen (15) hours per week, we manufacturer most of our surfing accessories and nearly all of our surfwear in-house.  Only the manufacturing of surfboard bags and the sewing of board shorts (surf trunks) are outsourced.

Our Industry

In the United States, surf/skate sales for 2010 exceeded $6.24 billion. Approximately, twenty-nine percent (29%) of sales ($1.8 billion) occurred in the west coast.  The surf industry had shown substantial growth of 10 percent for the previous five years, according to the most recent 2010 Surf Industry Manufacturers Association (SIMA) Distribution Study. Sales are expected to grow steadily over the next several years.  Strong market growth can be attributed to a number of factors including the popularity of outdoor, individual extreme action sports among the general population, and benefits from shifting demographics, as the teenage population will grow faster than the rest of the population. In addition, with the overall population pursuing a more physically active lifestyle, it is not uncommon for an entire family living in or near beach communities to surf together.

Historically, the most frequent buyers of surfwear and surfing accessories were teenage and young adult males.  However, in recent years, we believe the market has expanded to include surfwear for teenage girls, women, children and toddlers.

Distribution Channels

Vitamin Blue’s goal is to cultivate a variety of distribution channels in order to make our products available to a large group of consumers.  The primary distribution efforts will focus on retail outlets in North America (U.S., Canada, and Mexico).  Next, as business warrants and funds are available, we plan to expand to Europe with an emphasis on France, United Kingdom, Spain, Italy, and Germany.  Finally, we intend to ultimately expand into other markets such as Japan and Australia.

We intend to primarily market to four types of retail outlets:  surfboard manufacturers, surf shops, specialty stores, and department stores.

Surfboard Manufacturers.  This retail outlet generally consists of single shops where surfboards are designed, manufactured and marketed.  They are also a source for surfing accessories.  This distribution channel focuses on the core surf market and is essential in developing long-term growth potential.  Vitamin Blue surfing accessories are currently sold through this channel.

Surf Shops.  These are generally single to multiple shops located in or near beach cities.  They tend to be privately owned.  Surf shops also focus on the core surf market and provide an authentic retail source for complete lines of surfwear and surfing accessory products.  This distribution channel is also vital in building long-term growth potential.  The complete line of Vitamin Blue products (surfwear and surfing accessories) is distributed through this channel.

Specialty Stores.  This type of retail outlet generally consists of single, regional, and nationwide stores and tends to be located in or near beach or resort communities, shopping centers, and shopping malls.  Specialty stores distributing surf products are primarily tourist/vacation shops, sporting good stores, and regional and national retail stores.  This distribution channel emphasizes the mainstream market.  We intend to use this type of retail outlet to distribute Vitamin Blue surfwear.

Department Stores.  This type of retail outlet generally has stores located nationwide.  They are often located in shopping malls.  Examples of department stores include Bloomingdale’s, Macy’s, Saks Fifth Avenue and Nordstrom.  This distribution channel also concentrates on the mainstream market.  We intend to use this type of retail outlet to distribute Vitamin Blue surfwear.

Our Products and Solutions

Currently, Vitamin Blue distributes the majority of its products through surfboard manufacturers and surf shops which they in turn resell to retail customers.  These distribution channels are the authentic source for surf products and therefore important in enhancing long-term growth potential, and serve as the primary cornerstone of Vitamin Blue’s brand building positioning.

Company Strategy

Our ultimate goal is to develop the Vitamin Blue brand into a leader in the surf industry by offering innovative quality products and service, timely delivery, aggressive grassroots marketing and word-of-mouth and print advertising.

The key points of our strategy are:

•	Continue to build towards an authentic surf brand of excellence for the Vitamin Blue name.

•	Focus on five core elements: product, quality, image, distribution, and delivery

•	Continue to establish and maintain long-standing relationships with surfboard manufacturers and surf shops.
•	Expand product distribution into specialty stores and department stores.

•	Continue an aggressive grassroots marketing strategy.

We believe that the key to success of the Vitamin Blue brand is our competency to manufacture our products in-house, which assures reliable, timely and continuous delivery of our surfing accessories to our customers.  Our in-house manufacturing capacity allows us to respond quickly to new and developing market segments.

 Corporate Information
Frank D. Ornelas is our President, Treasurer, Director and Chief Executive Officer.  Our principal executive offices are located at 1005 West 18th Street, Costa Mesa, CA 92627 and our telephone number is (949) 645-4592. Our website is www.vitaminblue.com.

Information concerning our company including the registration statement to which this prospectus relates, periodic reports and amendments to reports, are available free of charge through the SEC’s Washington, D.C. office or on its Internet website at http://www.sec.gov.  Information is also available from Vitamin Blue’s Investor Relations Department located at our principal offices.

The Offering

Selling Stockholders:
The selling stockholders named in this prospectus are existing stockholders of Vitamin Blue, Inc., who purchased shares of our common stock in private placement transactions that were exempt from the registration requirements of the Securities Act of 1933.  See “Selling Stockholders”.

Offering Price:

The selling stockholders may initially offer their shares at a fixed price of $0.10 per share until our shares are approved for and quoted on the OTCBB and, thereafter, at prevailing market prices or privately negotiated prices.  We intend to contact a broker/dealer to make an application to the Financial Industr4y Regulatory Authority (“FINRA”) to have our shares quoted on the OTCBB.  However, we cannot provide any assurance that our common stock will ever be quoted on the OTCBB or other quotation service or securities exchange, or that any market for our shares will develop or be maintained.

Minimum Number of Shares to be Sold In this Offering:	None

Common Stock offered	Up to 16,450,000 of our $.0001 par value common stock

Common Stock outstanding before and after this offering	526,525,000 shares

Use of proceeds
We are not selling any shares of common stock in this offering and therefore will not receive any proceeds.  All proceeds from sales by selling stockholders common stock belong to the selling stockholders.

Trading Market	There is currently no trading market for our common stock. We have contacted a broker/dealer to make an initial application to FINRA to have our shares quoted on the OTCBB.

Risk Factors	See “Risk Factors” beginning on page 11 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Equity ownership of the Company currently consists of 526,525,000 shares of common stock, representing all of the issued and outstanding stock.  Frank D. Ornelas, President, Treasurer, Director and Chief Executive Officer, and Veronica C. Ornelas, Vice President and Secretary, each own 510,000,000 and 75,000 shares of common stock, respectively, and 16,450,000 shares of common stock are owned by various outside stockholders.

The Company will likely be required to sell additional equity shares, quite possibly of a different class and priority, so as to secure the desired equity required by the Company’s business plan.  Issuance of such additional equity will very likely cause substantial dilution to the interests of the holders of the common stock.  There can be no assurance that such additional equity funds can be obtained and, if so, whether the same will be available on favorable terms.

Selected Financial Information

The table below summarizes our audited financial statements for the fiscal years ended December 31, 2011 and 2010.

Balance Sheet Summary:

	For the Years Ended December 31,
	2011	2010
ASSETS
Cash	$1,416	$1,830
Accounts receivable, net	$5,776	$5,535
Inventory	$13,041	$15,772
Total current assets	$20,233	$23,137
Net property and equipment	$1,278	$122
TOTAL ASSETS	$21,511	$23,259

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Total current liabilities	$526,781	$364,214
Accumulated deficit	$(655,120)	$(431,422)
TOTAL SHAREHOLDERS’ DEFICIT	$(505,270)	$(340,955)

Statement of Operations Summary:

	For the Year Ended	For the Year Ended
	December 31,	December 31,
	2011	2010
Revenue	$104,998	$112,947
Cost of Sales	$73,303	$85,581
Total operating expenses	$159,812	$122,447
Loss from operations	$(128,117)	$(95,081)
Other expenses	$(95,561)	$(62,867)
Net loss	$(223,678)	$(157,949)
Basic and diluted loss per share	$(0.00)	$(0.00)

We have operated at a loss since our inception, and we cannot assure you that we will operate at a profit in the future.  Because we have operated at loss, we have relied upon a private placement of common stock to fund our operations since inception and must continue to rely on debt or equity investments until we operate profitably, if ever.

RISK FACTORS

An investment in our common stock involves significant risks, and should not be made by anyone who cannot afford to lose his or her entire investment. You should consider carefully the following risks, together with all other information contained in this prospectus, before deciding to invest in our common stock. If any of the following events or risks should occur, our business, operating results and financial condition would likely suffer materially and you could lose all or part of your investment.

Risks Relating to Our Business

Our auditors have expressed a going concern qualification to their audit report.

Our independent registered public accountant’s report dated May 8, 2012 on our financial statements for the years ended December 31, 2011 and 2010 include a going concern qualification.  The audit report states that the Company does not generate significant revenue and has negative cash flow from operations, which raises substantial doubt as to our ability to continue as a going concern.  We continue to be undercapitalized because of our continued losses from operations and do not have sufficient financial resources to meet the anticipated costs of expanding our distribution channels.  Accordingly, we will need to obtain additional financing in order to complete our plan of operation and meet our current obligations as they come due.  However, there is no assurance that suitable financing can be found at all or on terms acceptable to us. Our ability to continue as a going concern is dependent upon, among other things, additional cash infusion.

We have a limited operating history with prior losses.

We have a limited operating history and that have resulted in operating losses.  The accumulated net losses since inception on May 25, 1999 to December 31, 2011 have amounted to $655,120. There can be no assurance as to when or whether we will be able to achieve sustained and growing operating revenues.  If operating revenues are achieved, there can be no assurance they can be sustained.  For additional information please refer to our financial statements with notes that appear elsewhere in this prospectus.

We anticipate needing additional financing in order to accomplish our business plan.

We can give no assurance that a sufficient level of sales will be attained by us in our operations within the foreseeable future, which will enable us to fund our business and undertake our expansion plans.  We may face unbudgeted costs, delays and difficulties’ executing our business plan, as is frequently encountered by similarly situated companies.  We are aware that there may be changes in economic, regulatory or competitive conditions that may lead to increased costs.  All of these factors may culminate in circumstances that could make funds generated by our operations insufficient to fund our cash requirements for the next twelve months and beyond.  We may determine that it is in our best interests to expand more rapidly than currently intended, in which case we will need additional financing.

It may be necessary in the future to pursue additional securities offerings, publicly or privately, to finance unanticipated capital costs, working capital needs and potential expansion.  These offerings may be made from time-to-time over an indefinite period and will result in a dilution of the stockholders’ interest prior to the offering.  Operations thereafter may depend upon the level of business revenues and continued availability of investment capital.  If operating revenues are insufficient to continue operations, we will need to raise additional funds through loans or other financing, and there can be no assurance that any such financing will be obtained on favorable terms, if at all.

If adequate financing is not available, we may need to delay, scale back or eliminate one or more of our product development programs or otherwise limit the development and marketing of our products.  This could materially and adversely affect our business, results of operation and financial condition.

Our future operating results are likely to fluctuate.

Our quarterly and annual operating revenues, expenses and operating results may fluctuate due to a variety of factors, many of which are beyond our control, including:

•	The timing of orders from, and shipments to, significant customers
•	The timing of new product introductions by us or our competitors
•	Variations in the mix of products sold by us or our competitors
•	The timely payment of our invoices
•	Possible decreases in average selling prices of our products in response to competitive pressures
•	Market acceptance for new lines of our products
•	Fluctuations in general economic conditions

Due to all of the foregoing factors, we do not believe that period-to-period comparisons of our historical results of operations are indications of future performance.  Furthermore, it is possible that in some future quarters our results of operations may fall below the expectations of securities analysis and investors.  In such event, the price of our stock, when trading, will likely be materially and adversely affected.

We are and will continue to be dependent upon key personnel.  We do not have an employment contract with our President and Chief Executive Officer.

We depend to a significant extent upon our President and Chief Executive Officer, Frank D. Ornelas, and we will depend upon new and additional senior management, sales and marketing personnel.  The competition for such personnel is intense.  Our growth and future success will depend to a large extent on our ability to attract and retain highly qualified personnel.  We do not have an employment agreement with Mr. Ornelas and he can terminate his relationship with us at any time.  Also, he is not subject to non-competition agreements that would survive his employment, nor do we carry “key person insurance coverage for the possible loss of his services.

 The loss of our President or the inability to hire or retain qualified personnel could have a material adverse effect upon our business and operating results.  In addition, if we are unable to hire additional personnel as needed, we may not be able to adequately manage our operations or implement our plans for expansion growth or development of products and services.  If we are unable to attract and retain qualified personnel, our business, operating results and financial services would be adversely affected.

Our President and Chief Executive Officer has no experience in managing a public company.

Our President and Chief Executive Officer has no previous experience in managing a public company, and we do not have any employees to segregate responsibilities.  We may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees.

As a public company subject to the reporting requirements of the Securities Exchange Act of 1934, we are subject to the Sarbanes-Oxley Act of 2002, which imposes certain standard and regulation on us.  For example, in connection with being a public company, we may have to create new board committees, implement additional internal controls and disclose controls and procedures, retain a financial printer, adopt an insider trading policy and incur costs relating to preparing and distributing periodic public reports. These rules and regulations could also make it more difficult for us to attract and retain qualified executive officers and members of our board of directors, particularly to serve on an audit committee. Also, if we fail to maintain the adequacy of our internal controls as mandated by the Sarbanes-Oxley Act, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting.  Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud.  If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

We are subject to substantial competition.

We are subject to significant competition that could harm our ability to win business and increase the price pressure on our products. We face strong competition from a wide variety of firms, including large, firms. Most of our competitors have considerably greater financial, marketing and technological resources than we do, which may make it difficult to win new mandates and we may not be able to compete successfully. Certain competitors operate larger facilities and have longer operating histories and presence in key markets, greater name recognition and larger customer bases. As a result, these competitors may be able to adapt more quickly changes in customer requirements. They may also be able to devote greater resources to the promotion and sale of their products. Moreover, we may not have sufficient resources to undertake the continuing research and development necessary to remain competitive.

Our business is concentrated in few customers.

For the year ended December 31, 2011, we had two customers who represented approximately 30% of total revenues. The loss or cancellation of business from, or significant changes in scheduled deliveries of product sold to the above customers or a change in their financial position, could materially and adversely affect our consolidated financial position, results of operations and cash flows.

We expect to make, strategic acquisitions and investments, and these activities involve risks and uncertainties.

In pursuing our business strategies, we continually review, evaluate and consider potential investments and acquisitions. In evaluating such transactions, we are required to make difficult judgments regarding the value of business opportunities, technologies and other assets, and the risks and cost of potential liabilities. Furthermore, potential future acquisitions and investments involve certain other risks and uncertainties.  These include the difficulty in integrating newly acquired businesses, the challenges in achieving strategic objectives and benefits expected from acquisitions or investments, and the diversion of our attention and resources from our operations. Further, following an acquisition there would be the possibility of an impairment of the acquired assets and potential loss of their key personnel.  We presently do not have any immediate plans to make an acquisition or investment in a new business opportunity.

Unanticipated changes in our tax provisions or exposure to additional income tax liabilities could affect our profitability.

We are subject to income taxes in the United States. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Furthermore, changes in domestic or foreign income tax laws and regulations, or their interpretation, could result in higher or lower income tax rates assessed or changes in the taxability of certain sales or the deductibility of certain expenses, thereby affecting our income tax expense and profitability. Although we believe our tax estimates are reasonable, the final determination of tax audits could be materially different from our historical income tax provisions and accruals. Additionally, changes in the geographic mix of our sales could also impact our tax liabilities and affect our income tax expense and profitability.

Risks Related to our Common Stock

Currently, there is no public market for our Common Stock, and there can be no assurance that any public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it will probably be subject to significant price fluctuations.

As of the filing date of this prospectus, there has not been any established trading market for our common stock, and there is currently no public market whatsoever for our common stock.  We intend to contact a broker/dealer to make an initial application to FINRA to have our common shares quoted on the OTCBB.  There can be no assurance as to whether the application will be approved by FINRA.  If the application is approved, there can be no assurances as to whether any market for our common stock will develop or the prices at which our common stock will trade.  If the application is approved, we cannot predict the extent to which investor interest will result in the development of an active, liquid trading market.

In addition, it is probable that our common stock will not be followed by any market analysts, and there may be few institutions acting as market makers for our common stock.  Either of these factors could adversely affect the liquidity and trading price of our common stock.  Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades will probably fluctuate significantly.  Prices for our common stock will be determined in the market and may be influenced by many factors, including liquidity of the market, stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception, and general economic and market conditions.  No assurance can be given that an orderly or liquid market will develop for our common stock or be maintained.  Because of the anticipated low price of our common stock, many brokerage firms may not be willing to effect transactions in our common stock.

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and may experience further dilution.

Our authorized capital permits us to issue up to 900 million shares of common stock and 100 million shares of preferred stock. Currently we have 526,525,000 shares of common stock outstanding and no shares of preferred stock.  Future issuances of shares may be for cash, property or services, acquisitions, or for several other reasons such as to make it more difficult or to discourage an attempt to obtain control of the company by means of a merger, tender offer, proxy contest, or otherwise. For example, if in the due exercise of its fiduciary obligations the board of directors determines that a takeover proposal was not in the company's best interests, unissued shares could be issued by the board without stockholder approval. This might prevent, or render more difficult or costly, completion of an expected takeover transaction.

We do not presently contemplate additional issuances of common or preferred stock in the immediate future. However if such additional stock were to be issued, it could have a materially adverse effect on the aggregate voting power of existing stockholders. Our board of directors has authority, without action or vote of our stockholders, to issue all or part of the authorized but unissued shares. Any future issuance of shares will dilute the percentage ownership of existing stockholders and may dilute the book value of the common stock, which could have a negative effect on the price of our shares.

Future sales or the potential for sale of a substantial number of shares of our common stock could cause our market value to decline.

Of our current outstanding common shares, 16,450,000 shares, or approximately 3.1%, are being offered by selling stockholders under this prospectus. The shares offered by selling stockholders will be freely tradable without restriction upon the effectiveness of our registration statement.  Sales by selling stockholders into the market, if one should develop, could potentially put downward pressure on the price of the shares. Our President, Chief Executive Officer and sole director, currently owns 510 million shares, or approximately 96.9% of our total outstanding shares of our common stock.  Outstanding shares not included in this prospectus are deemed restricted securities and may be sold only pursuant to a registration statement or the availability of an appropriate exemption from registration. Sales of a substantial number of these restricted shares in the public markets, or the perception that these sales may occur, could cause the market price of our common stock to decline and materially impair our ability to raise capital through the sale of additional equity securities.

Any trading market that may develop may be restricted because of state securities “Blue Sky” laws that prohibit trading absent compliance with individual state laws.

Individual state Blue Sky laws may make it difficult or impossible to sell our common stock in those states.  There is no public market for our common stock and there can be no assurance that any public market will develop in the foreseeable future.  Transfers of our common stock may, also, be restricted under the securities laws promulgated by various states and foreign jurisdictions, commonly referred to as Blue Sky laws.  Absent compliance with such laws, our common stock may not be traded in such jurisdictions.  Because the shares offered hereby have not been registered for resale under the laws of any state, the holders of such shares and persons who desire to purchase such shares should be aware that there may be significant state law restrictions upon the ability to sell and purchase such shares.  Whether stockholders may trade their shares in a particular state is subject to various rules and regulations of that state.

Because our President and Chief Executive Officer and sole director, Frank Ornelas owns 96.9% of our outstanding common stock, investors may find that corporate decisions controlled by Mr. Ornelas are inconsistent with the interests of other stockholders.

Frank Ornelas, our President and Chief Executive Officer and sole director, controls 96.9% of our issued and outstanding shares of common stock.  Accordingly, in accordance with our Certificate of Incorporation and Bylaws, Mr. Ornelas is able to control who is elected to our Board of Directors and thus could act, or could have the power to act, as our management.  Since Mr. Ornelas is not simply a passive investor, but is also our sole director, his interests as an executive officer may, at times, be adverse to those of passive investors.  Where those conflicts exist, our stockholders will be dependent upon Mr. Ornelas exercising, in a manner fair to all of our stockholders his fiduciary duties as an officer or as a member of our Board of Directors.  Also, due to his stock ownership position, Mr. Ornelas will have:  (i) the ability to control the outcome of most corporate actions requiring stockholder approval, including amendments to our Certificate of Incorporation; (ii) the ability to control corporate combinations or similar transactions that might benefit minority stockholders which may be rejected by Mr. Ornelas to their detriment, and (iii) control over transactions between him and Mr. Ornelas.

If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to report accurately our financial results. This could have a material adverse effect on our share price.

Effective internal controls are necessary for us to provide accurate financial reports. We are in the process of documenting and testing our internal control procedures to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules of the SEC. These regulations require, among other things, our management to assess annually the effectiveness of our internal control over financial reporting.  During the course of this documentation and testing, we may identify significant deficiencies or material weaknesses that we may be unable to remediate before the deadline for those reports.

 There can be no assurance that we will maintain adequate controls over our financial processes and reporting in the future or that those controls will be adequate in all cases to uncover inaccurate or misleading financial information that could be reported by members of management. If our controls fail to identify any misreporting of financial information or our management or independent registered public accounting firm were to conclude in their reports that our internal control over financial reporting was not effective, investors could lose confidence in our reported financial information and the trading price of our shares could drop significantly. In addition, we could be subject to sanctions or investigations by the stock exchange upon which our common stock may be listed, the SEC or other regulatory authorities, which would require additional financial and management resources.

Volatility of our stock price could adversely affect stockholders.

The market price of our common stock could fluctuate significantly as a result of:

•	quarterly variations in our operating results;
•	cyclical nature of consumer spending;
•	interest rate changes;
•	changes in the market’s expectations about our operating results;
•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;
•	changes in financial estimates and recommendations by securities analysts concerning our company or the defense industry in general;
•	operating and stock price performance of other companies that investors deem comparable to us;
•	news reports relating to trends in our markets;
•	changes in laws and regulations affecting our business;
•	material announcements by us or our competitors;
•	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur;
•	general economic and political conditions such as recessions and acts of war or terrorism; and
•	other matters discussed in the risk factors.

Fluctuations in the price of our common stock could contribute to the loss of all or part of an investor’s investment in our company.  In the past, following periods of extreme volatility in the market price of a company's securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert our management's time and attention, which would otherwise be used to benefit our business.

We currently do not intend to pay dividends on our common stock and consequently your only opportunity to achieve a return on your investment is if the price of common stock appreciates.

We currently do not plan to declare dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors. Agreements governing future indebtedness will likely contain restrictions on our ability to pay cash dividends. Consequently, your only opportunity to achieve a return on your investment in the common stock of our company will be if the market price of our common stock appreciates and you sell your common stock at a profit.

In addition, we intend to retain earnings, if any, to provide funds for the implementation of our business plan.  We intend not to declare or pay any dividends in the foreseeable future.  Therefore, there can be no assurance that holders of our common stock will receive any additional cash, stock or other dividends on their shares of our common stock until we have funds which our Board of Directors determines can be allocated to dividends.  Investors that require liquidity should also not invest in our common stock.  There is no established trading market and should one develop it will likely be volatile and subject to minimal trading volumes.

Provisions in our certificate of incorporation and bylaws or Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our stock.

Our certificate of incorporation and bylaws contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions:

•	provide that only our board of directors shall determine the number of directors and can fill vacancies on the board of directors;
•	authorize the issuance of “blank check” preferred stock that our board of directors could issue to increase the number of outstanding shares and to discourage a takeover attempt;
•	limit the ability of our stockholders to call special meetings of stockholders;
•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;
•	provide that the board of directors is expressly authorized to adopt, amend, or repeal our bylaws; and
•	Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control of our company.

These and other provisions contained in our amended and restated certificate of incorporation and bylaws could delay or discourage transactions involving an actual or potential change in control of our management or us.  This might include transactions in which our stockholders might otherwise receive a premium for their shares over then current prices.  These provisions may limit the ability of stockholders to remove our current management or approve transactions that our stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

In the event our  shares are accepted for trading on the on the OTCBB or other marketplace, transactions may be subject to certain "penny stock” regulation, which could have a negative effect on the price of our shares in the marketplace.

Trading of our common stock may be subject to certain provisions, commonly referred to as the penny stock rules, promulgated under the Securities Exchange Act of 1934.  A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions.  If our stock is deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers.  These may require a broker dealer to:

●      make a special suitability determination for purchasers of penny stocks;

●      receive the purchaser's prior written consent to the transaction; and

●      deliver to a prospective purchaser of a penny stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.

Consequently, penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock, which could affect the ability of stockholders to sell their shares.  These requirements may be considered cumbersome by broker-dealers and could impact the willingness of a particular broker-dealer to make a market in our shares, or they could affect the value at which our shares trade.  Also, many prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

Risk Factor Related to Controls and Procedures

If we are unable to develop and maintain an effective system of internal controls, stockholders and prospective investors may lose confidence in the reliability of our financial reporting.

The Company has limited segregation of duties amongst its officers and employees with respect to the Company's preparation and review of the Company's financial statements due to the limited number of employees, which is a material weakness in internal controls. If the Company fails to maintain an effective system of internal controls, it may not be able to accurately report its financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in the Company's financial reporting which could harm the trading price of  stock.

The Company and its independent public accounting firm have identified this as a material weakness in the Company's internal controls. The Company intends to remedy this material weakness by hiring additional employees and reallocating duties, including responsibilities for financial reporting, among the employees as soon as there are sufficient resources available. However, until such time, this material weakness will continue to exist.

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

We believe that some of the information contained in this prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “expect,” “project,” “anticipate,” “contemplate,” “believe,” “estimate,” “intend,” “plan,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors and cautionary language discussed in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in our forward-looking statements, including among other things:

•	our ability to realize the full amount of revenues reflected in our backlog;

•	our reliance on certain suppliers;

•	intense competition and other risks associated with the surfing industry in general; and

•	other matters discussed in the Risk Factors.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual future results to differ materially from those projected or contemplated in the forward-looking statements.

All forward-looking statements included herein attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and elsewhere in this prospectus. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. You should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this prospectus could have a material adverse effect on us.

DILUTION

 We are not offering or selling any of the shares of common stock in this offering. All of the offered shares are held by selling stockholders and, accordingly, no dilution will result from the sale of the shares.

MARKET FOR COMMON STOCK

There is not currently, nor has there ever been, a public trading market for our common stock.  We have requested a broker/dealer to make an initial application to FINRA to have our shares quoted on the OTCBB.  The application consists of current corporate information, financial statements and other documents as required by Rule 15c2-11 of the Securities Exchange Act of 1934.

Inclusion on the OTCBB will permit price quotations for our shares to be published by that service. Although we have requested that an application to the OTCBB be submitted, we do not anticipate a public trading market in our shares in the immediate future.  Except for the application to the OTCBB, we have no plans, proposals, arrangements or understandings with any person concerning the development of a trading market in any of our securities. There can be no assurance that our shares will be accepted for quotation and trading on the OTCBB or any other recognized trading market. Also, there can be no assurance that a public trading market will develop following acceptance by the OTCBB or at any other time in the future or, that if such a market does develop, that it can be sustained.

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, we have no plans to register our securities in any particular state.

Penny Stock Rule

It is unlikely that our securities will be listed on any national or regional exchange or The Nasdaq Stock Market in the foreseeable future.  Therefore our shares most likely will be subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the "penny stock" rule.  Section 15(g) sets forth certain requirements for broker-dealer transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

The SEC generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions.  Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is:

●	registered and traded on a national securities exchange meeting specified criteria set by the SEC;

●	authorized for quotation on The Nasdaq Stock Market;

●	issued by a registered investment company;

●	excluded from the definition on the basis of price (at least $5.00 per share) or the issuer's net tangible assets; or

●	exempted from the definition by the SEC.

Broker-dealers who sell penny stocks to persons other than established customers and accredited investors, are subject to additional sales practice requirements.  An accredited investor is generally defined as a person with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse.

For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must receive the purchaser's written consent to the transaction prior to the purchase.  Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market.  A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Finally, monthly statements must be sent to clients disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks.  Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock and may affect the ability of stockholders to sell their shares.

These requirements may be considered cumbersome by broker-dealers and could impact the willingness of a particular broker-dealer to make a market in our shares, or they could affect the value at which our shares trade. Classification of the shares as penny stocks increases the risk of an investment in our shares.

Rule 144

A total of 510,075,000 shares of our common stock presently outstanding and not being registered for resale under this prospectus, are deemed to be “restricted securities” as defined by Rule 144 under the Securities Act of 1933 (the “Securities Act”). Rule 144 is the common means for a stockholder to resell restricted securities and for affiliates, to sell their securities, either restricted or non-restricted, control shares. Rule 144 was amended by the SEC, effective February 15, 2008.

Under the amended Rule 144, an affiliate of a company filing reports under the Exchange Act who has held their shares for more than six months, may sell in any three-month period an amount of shares that does not exceed the greater of:

●       the average weekly trading volume in the common stock, as reported through the automated quotation system of a registered securities association, during the four calendar weeks preceding such sale, or

●       1% of the shares then outstanding.

Sales by affiliates under Rule 144 are also subject to certain requirements as to the manner of sale, filing appropriate notice and the availability of current public information about the issuer.

A non-affiliate stockholder of a reporting company who has held their shares for more than six months, may make unlimited resales under Rule 144, provided only that the issuer has available current public information about itself.  After a one-year holding period, a non-affiliate may make unlimited sales with no other requirements or limitations.

The information included in the registration statement of which this prospectus is a part, is intended to be adequate information and, accordingly, our stockholders, both affiliates and non affiliates, will be eligible to use Rule 144 upon satisfaction of the other applicable provisions of the Rule.

We cannot predict the effect any future sales under Rule 144 may have on the market price of our common stock, if a market for our shares develops, but such sales may have a substantial depressing effect on such market price.

DIVIDEND POLICY

We have not paid any dividends on our common stock to date and do not anticipate paying any dividends in the foreseeable future. We intend to retain future earnings, if any, in the operation and expansion of our business. Any future determination to pay cash dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors deemed relevant. Investors should not purchase our common stock with the expectation of receiving cash dividends.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of the common stock offered by the selling stockholders.  We are registering 16,450,000 of our 526,525,000 currently outstanding shares of our common stock for resale to provide the holders thereof with tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

DETERMINATION OF OFFERING PRICE

Commencing the date of this prospectus, selling stockholders propose to offer shares of our common stock at $0.10 per share, until the shares are approved for and quoted on the OTCBB.  Thereafter, the shares will be offered at market prices, if a market develops, or at privately negotiated prices.  There is currently no trading market or quoted price for our stock, and the above offering price has been arbitrarily determined without any relation to factors such as a value determination, price earnings ratio, book value, or any other objective criteria.

Contemporaneously with the filing of the registration statement to which this prospectus relates, we will request that a broker-dealer submit an application to have our shares quoted on the OTCBB.  There can be no assurance that our shares will be accepted by the OTCBB or that an active market for our shares will be established.

SELLING STOCKHOLDERS

All shares of our common stock offered under this prospectus are being offered by selling stockholders and may be sold from time to time for the account of the selling stockholders named in the following table.  The table also contains information regarding each selling stockholder’s beneficial ownership of shares of our common stock as of November 8, 2011.

SELLING SECURITY HOLDER AND RELATIONSHIP TO THE COMPANY OR ITS AFFILIATES, IF ANY	SHARES OWNED (NUMBER AND PERCENTAGE*) BEFORE OFFERING		SHARES OFFERED	SHARES OWNED (NUMBER AND PERCENTAGE) AFTER OFFERING
James Ming Yeung (1)	15,000,000	2.85%	15,000,000	- 0 -	0%
Expressions Apparel, Corp.(2)	50,000	0.01%	50,000	- 0 -	0%
Christopher W. Bauer	75,000	0.01%	75,000	- 0 -	0%
Joann P. Bauer	75,000	0.01%	75,000	- 0 -	0%
Dr. Edmond H. Henken	50,000	0.01%	50,000	- 0 -	0%
Dr. Tamara R. Henken	50,000	0.01%	50,000	- 0 -	0%
Patrick A. Reardon	50,000	0.01%	50,000	- 0 -	0%
Sarah Aspel	50,000	0.01%	50,000	- 0 -	0%
Perry C. Faanes	50,000	0.01%	50,000	- 0 -	0%
Terry Senate	75,000	0.01%	75,000	- 0 -	0%
Mark Gaudio	50,000	0.01%	50,000	- 0 -	0%
Jeremy Robert Wilson	50,000	0.01%	50,000	- 0 -	0%
Michael Zippi	50,000	0.01%	50,000	- 0 -	0%
Joyce J. Sun	50,000	0.01%	50,000	- 0 -	0%
Ralph Lemar	50,000	0.01%	50,000	- 0 -	0%
N. Dayle Ervin	50,000	0.01%	50,000	- 0 -	0%
Ian L. Wynne	50,000	0.01%	50,000	- 0 -	0%
Lavinia Crump	50,000	0.01%	50,000	- 0 -	0%
John S. Crump	50,000	0.01%	50,000	- 0 -	0%
Francisco Ornelas	75,000	0.01%	75,000	- 0 -	0%
Keith Nehls	50,000	0.01%	50,000	- 0 -	0%
Ed Talbot	50,000	0.01%	50,000	- 0 -	0%
Jose Angel Amigon	100,000	0.02%	100,000	- 0 -	0%
Angel Amigon	50,000	0.01%	50,000	- 0 -	0%
Glenn Kennedy	50,000	0.01%	50,000	- 0 -	0%
Sean C. Weber	100,000	0.02%	100,000	- 0 -	0%

(1)
James Ming Yeung and Carlthon Corp. and Casprey Capital Corp., both entities wholly owned by Mr. Yeung, hold convertible promissory notes that are convertible in the common stock of the Company. However, Mr. Yeung holds these common stock shares beneficiary as he and/or his affiliates may convert these notes within sixty (60) days of the date of this table.  None of the shares offered in this Prospectus are shares that were issued pursuant to the conversion of the convertible promissory notes.  However, pursuant to the terms of the convertible promissory notes, Mr. Yeung and his affiliates, in the aggregate, may not convert these notes if such conversion would result in Mr. Yeung or his affiliates holding more than 4.99% of the outstanding common stock of the Company.  Mr. Yeung is not a broker/dealer or an affiliate of a broker/dealer. Mr. Yeung has entered into a Lock-up Agreement with the Company, dated October 21, 2011, whereby he agrees that from the date of thereof until the later of (i) one year from the date when the Company’s common stock is initially traded on the OTC Bulletin Board, or (ii) 18 months from the date of the Lock-up Agreement, he will be permitted to sell only 25% of his shares, or 4,112,500 shares.

(2)	Expressions Apparel Corp. is a California corporation located in Fountain Valley, California; Jose Trujillo is the principal owner.

None of the selling stockholders have held any position, office, or have had any other material relationship within the past three years with the Company or any of its predecessors or affiliates, including any arrangements through with the selling stockholders acquired their shares.

PLAN OF DISTRIBUTION

We are registering shares of our common stock on behalf of the selling stockholders.  The selling stockholders will offer and sell the shares of our common stock to which this prospectus relates for their own accounts.  We will not receive any proceeds from the sale of those shares.  We will pay all reasonable fees and expenses in connection with the registration of those shares.  Fees and expenses of any attorneys or other advisors retained by the selling stockholders in connection with the registration will be paid by the selling stockholders.

The selling stockholders may offer their shares of our common stock at various times in one or more of the following transactions:

•	On any market that might develop;

•	In transactions other than market transactions;

•	By pledge to secure debts or other obligations;

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

•	In a combination of any of the above.

The selling stockholders may offer and sell their shares of common stock registered hereby at a fixed price of $0.10 per share until our common stock is quoted on the OTCBB and, thereafter, at prevailing market prices or privately negotiated prices.  To comply with the securities laws of certain states, if applicable, those shares may be sold only through registered or licensed broker-dealers.

The selling stockholders may use broker-dealers to sell our common stock.  If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of such shares for whom they have acted as agents.  To date, no discussions have been held or agreements reached with any broker-dealers.

If any of the selling stockholders enter into an agreement after the effectiveness of this registration statement to sell all or a portion of their shares of our common stock to a broker-dealer as principal and that broker-dealer is acting as underwriter, we will file a post-effective amendment to this registration statement identifying that broker-dealer, providing the required information regarding the plan of distribution, revising disclosures in this registration statement, as required, and filing a copy of that agreement as an exhibit to this registration statement.

Any broker-dealers who act in connection with the sale of the shares of our common stock registered hereby hereunder will be deemed to be “underwriters” of this offering within the meaning of the Securities Act of 1933, and any commissions they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

The selling stockholders and any purchases of our common stock should be aware that any market that develops for our common stock will be subject to “penny stock” restrictions.

We will pay all expenses incidents to the registration, offering and sale of the shares of our common stock subject to this prospectus, other than commissions or discounts of underwriters, broker-dealers or agents.

The offering of our common stock contemplated by this prospectus will terminate on the earlier of the:

(a)	date on which the shares of our common stock are eligible for resale without restriction pursuant to Rule 144 under the Securities Act of 1933, or

(b)	date on which all shares of our common stock offered by this prospectus have been sold by the selling stockholders.

Selling stockholders and other persons participating in the sale or distribution of the shares offered hereby, will be subject to applicable provisions of the Securities Exchange Act of 1934 and rules and regulations promulgated there under, including, without limitation, Regulation M. With certain exceptions, Regulation M restricts certain activities of, and limits the timing of purchases and sales of any of the shares by, selling stockholders, affiliated purchasers and any broker-dealer or other person who participates in the sale or distribution. Under Regulation M, these persons are precluded from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security subject to the distribution until the distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of these limitations may affect the marketability of the shares offered by this prospectus.

No selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion should be read in conjunction with our financial statements and the notes thereto included in this prospectus, as well as the other sections of this prospectus, including “Risk Factors” and “Description of Business.” This discussion contains a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this prospectus. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results may differ materially.

Overview

Vitamin Blue, Inc. designs, manufactures, and distributes surf wear and surfing accessories.  Our focus is on building and maintaining a strong foundation at the core surf market level by distributing product to surfboard manufacturers and surf shops, which in turn sell to retail customers.  Our goal is to expand product offerings and increase brand penetration into the mainstream. We plan to extend our product distribution into specialty stores and department stores.  In order to maintain brand awareness Vitamin Blue, Inc. will continue to support the core of the surfing industry through sponsorship of athletes, competitions and other grassroots activities.

We manufacturer most of our surfing accessories and nearly all of our surf wear in-house.  We outsource only the manufacturing of surfboard bags and the sewing of board shorts (surf trunks).  We do not have any contracts for the outsourcing of goods.

Vitamin Blue has launched product lines annually beginning in the summer of 2000.  We have concentrated sales and marketing efforts along the entire coastline of California, into northern Baja California (Mexico), Hawaii and the Eastern coastline.  Distribution is centered on surfboard manufacturers and surf shops, which we believe are the core of the surf market.

Results of Operations: Comparison of Fiscal 2011 and 2010

Generally, we anticipate that our operating costs and expenses will increase in the future to support an anticipated higher level of revenues. Increased costs will likely be attributable to increased personnel, principally sales personnel and support staff for our infrastructure and increased marketing expenditures to promote our products.  In addition, as a public reporting entity, compliance with SEC and Sarbanes-Oxley regulations will increase our general and administrative costs.

We had a loss from operations in each of the last two fiscal years.

The following table sets forth the percentage relationship to total revenues of principal items contained in our financial statements of operations for the two most recent fiscal years ended December 31, 2011 and 2010.  It should be noted that percentages discussed throughout this analysis are stated on an approximate basis.

	Fiscal Years Ended
	2011	2010
Revenue	100%	100%
Cost of sales	70%	76%
Gross profit	30%	24%
Total operating expenses	152%	108%
Loss form operations before other expenses	( 122%)	(84%)
Total other expenses	( 91%)	(56%)
Net Loss	( 213%)	(140%)

Total revenues for the year ended December 31, 2011 were $104,998, a 7% decrease ($7,949) from revenues of $112,947 for the year ended December 31, 2010.  The decrease is attributed to the lack of funds to increase adverting expenditures to take advantage of market opportunities. Cost of sales for the year ended December 31, 2010 were $$73,303, a 14% decrease ($12,278) compared to $85,581 for 2010, primarily attributed to the decrease in revenues.  As a percentage of revenues, cost of sales were 70% for 2011 compared to 76% for 2010.

Gross profit increased 16% ($4,329) to $31,695 for 2011 compared to $27,366 for 2010.  The increase is attributed to a lower percentage of cost of sales during 2011 and an increase in sales of higher gross margin products. Gross profit for 2011 represented 30% of revenues for 2011 compared to 24% for 2010.

Operating expenses for 2011 were $159,812, a 31% increase ($37,365) compared to $122,447 for 2010.  As a percentage of revenues, operating expenses also increased from 108% in 2010 to 152% in 2011.  The increase in operating expenses is primarily attributed to the increase in interest expenses on outstanding debt.

Interest expense for 2011 totaled $88,675, an increase of 58% ($32,448) when compared to interest expense of  $56,227 for 2010.  The increase in interest expense in 2011 resulted from increased borrowing during the year and relatd amortization of debt discounts.

During the years ended December 31, 2011 and 2010, we recognized derivative valuation losses of $6,349 and $6,183, respectively.  The increase resulted from changes in the fair market value of the company’s derivative liabilities.

Net loss for 2011 was $223,678 as compared to a net loss of $157,948 for fiscal 2010.

Liquidity and Capital Resources

At December 31, 2011, we had total current assets of $20,233, compared to $23,137 at December 31, 2010.  This decrease is primarily attributed to the 17% decrease ($2,731) in inventory from $15,772 at December 31, 2010 to $13,041 at December 31, 2011.  The decrease in inventory is attributed to the lack of capital to replace product as sold.  Cash also decreased from $1,830 at December 31, 2010 to $1,416 at December 31, 2011.  Our available cash as of May 2, 2012 was $3,562.

Working capital at December 31, 2011 was a negative $506,548 compared to a negative $341,077 at December 31, 2010. The decrease in working capital was primarily attributed to the 45% increase in total current liabilities from $364,214 at December 31, 2010 to $526,781 at December 31, 2011.  Contributing primarily to the decrease in working capital were the following: Accounts payable increased from $56,688 in 2010 to $84,842 in 2011 due to an increase in professional fees related to filing the registration statement with the SEC.  Accrued interest increased from $45,440 in 2010 to $60,629 in 2011 due to the increase in outstanding debt. At December 31, 2010, we had a derivative liability of $46,133 that increased to $119,991 at December 31, 2011, which represents the increase in outstanding convertible notes. Also, convertible promissory notes increased from $40,000 in 2010 to $110,000 in 2011, due to additional borrowing for operating expenses.

Net cash used by operating activities for the year ended December 31, 2011 was $71,014, which primarily reflects the net loss of $223,678. This result was partially offset by $73,858 reflecting loans made to the Company, $28,154 of accounts payable, $26,313 of contributed capital and $21,605 of accrued expenses.

For the year ended December 31, 2010, net cash used by operating activities was $44,247, which also reflects the net loss of $157,948 for the year.  This result was partially offset by $46,133 reflecting loans to the Company, $28,959 of contributed capital and $16,213 of accrued expenses.

At December 31, 2011 we had total assets of $21,511 and a stockholders’ deficit of $505,270, compared to total assets of $23,259 and a stockholders' deficit of $340,955 at December 31, 2010.

At December 31, 2011, we had an accumulated deficit of $655,120 and we expect to incur additional losses in the foreseeable future. While we have funded our operations since inception through investor and related party loans and through collection of our accounts receivable, there can be no assurance that adequate financing will continue to be available to us and, if available, on terms that are favorable to us.

To date, the Company has incurred substantial losses, and will require financing for working capital to meet its operating obligations.  We anticipate that we will require financing on an ongoing basis for the foreseeable future.  In the past, the Company has obtained funds from a stockholder through the form of convertible promissory notes.  Management believes that additional funding will come from existing stockholders, investors and/or management.  However, there are no agreements or understandings with investors or affiliates of the Company to provide additional funds in the future and there can be no assurance that these persons will provide any new funds.

Management anticipates that during the next twelve months the Company will require approximately $350,000 for an operating budget.  The estimated use of these funds is a follows:

Payment on debt obligations	$56,000
Replenish inventory	$120,000
Marketing expenses	$30,000
Surfwear line (shorts and shirts)	$25,000
Purchase new equipment	$10,000
Salaries	$50,000
Working capital	$50,000

We believe that the most likely source of funds to satisfy our cash needs will be through the private sale of equity securities when and if the Company’s common stock is trading on the OTCBB or another recognized trading market.  If the Company cannot find sources of additional financing to fund its working capital needs, the Company will be unable to obtain sufficient capital resources to operate our business.  We cannot assure you that we will be able to access any financing in sufficient amounts or at all when needed. Our inability to obtain sufficient working capital funding will have an immediate material adverse effect upon our financial condition and our business.  The Company currently has no other significant sources of working capital or cash commitments. However, no assurance can be given that the Company will raise sufficient funds from such financing arrangements, or that Company will ever produce sufficient revenues to sustain its operations, or that a market will develop for its common stock for which a significant amount of the Company’s financing is dependent upon.

There was no significant impact on the Company’s operations as a result of inflation for the year ended December 31, 2011.

Convertible Promissory Notes

Through December 31, 2011, the Company has received loans from James Yeung and two corporations controlled by him in the form of convertible promissory notes in the principal amount of $110,000.  Loan proceeds have been used for operating expenses.  The notes bear interest at 8% per annum on the unpaid balance until paid or until default.  The convertible promissory notes may be prepaid in full or in part at any time without penalty or premium.  Partial prepayments shall be applied to installments due in reverse order of their maturity.  Each note becomes due one year after issuance.

Holders of the convertible notes have the right at any time to convert the outstanding principal and accrue interest into shares of Vitamin Blue common stock.  The conversion price per share is equal to sixty (60%) of the average bid and ask price of our common stock for the previous five trading days, or if the common stock has not traded in the last 30 business days, then sixty percent (60%) of the price that the Company’s common stock was last issued to a non-affiliated investor. The holders may elect payment of the principal of this note, before any repayment of interest.

Pursuant to the terms of the convertible promissory notes, Mr. Yeung and his affiliates, in the aggregate, may not convert these notes, in whole or in part, if such conversion would result in Mr. Yeung or his affiliates holding more than 4.99% of the then outstanding common stock of the Company.  Shares of common stock received upon conversion of the notes are not to be included in this prospectus nor to the registration statement to which it relates. Because the number of shares that the notes may be converted into is based on the market price of our common stock, of which there is currently no market, we cannot determine the number of shares the notes may be converted into.

ASC Topic 815 provides applicable guidance to the convertible promissory notes issued by the Company in instances where the number into which a note can be converted is not fixed.  For example, when a note converts at a discount to market based on the stock price on the date of conversion, ASC Topic 815 requires that the embedded conversion option of the convertible promissory notes be bifurcated from the host contract and recorded at their fair value.  In accounting for derivatives under accounting standards, the Company recorded a liability representing the estimated present value of the conversion feature considering the historic volatility of the Company’s stock, and a discount representing the imputed interest associated with the embedded derivative.  The discount is amortized over the life of the convertible promissory notes, which resulted in the recognition of $67,509 in interest expense for the year ended December 31, 2011, and the derivative liability is adjusted periodically according to stock price fluctuations.  At the time of conversion, any remaining derivative liability will be charged to additional paid-in capital.  For purpose of determining the fair market value of the derivative liability, the Company used Black Scholes option valuation model.  The significant assumptions used in the Black Scholes valuation of the derivative are as follows:

Stock price on the valuation date	$0.0020
Conversion price for the loans	$0.0012
Dividend yield	0.00%
Years to Maturity	1
Risk free rate	0.29%
Expected volatility	165.77%
The value of the derivative liability at December 31, 2011 and 2010 was $119,991 and $46,133, respectively.

Loans Payable

As of December 31, 2011 and 2010, the principal balance of the Company’s outstanding loans payable were $110,000 and $110,000, respectively, which bear interest at the rate of 8% per annum, and are due upon demand.  The balance due for the years ended December 31, 2011 and 2010 including all accrued and unpaid interest was $162,467 and $153,667, respectively.  The loans do not contain any type of conversion feature.  The Company intends to retire these loans at a future date through the issuance of shares of common stock at a rate to be agreed upon by both the lenders and the Company at the time the retirement is to be completed.  There was no interest paid during the years ended December 31, 2011 and 2010.

Off Balance Sheet Arrangements

During the year ended December 31, 2011, we did not engage in any material off-balance sheet activities nor have any relationships or arrangements with unconsolidated entities established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities nor do we have any commitment or intent to provide additional funding to any such entities.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States.  Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses.  These estimates and assumptions are affected by management’s application of accounting policies.  We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our financials.

Revenue Recognition

We recognize revenue in accordance with the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements”  (“SAB 104”).  We recognize revenue upon delivery, provided that evidence of an arrangement exists, title, and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured.  Shipping terms are typically FOB shipping point, and we bill our customers for shipping and handling and we include such amounts in sales. We accrue for warranty costs, sales returns, and other allowances based on our experience, which tells us we have less than $5,000 per year in warranty returns and allowances.  Generally, we extend credit to our customers and do not require collateral.  We perform ongoing credit evaluations of our customers and historic credit losses have been within our expectations.  We do not make consignment sales, nor inventory sales subject to a “buy back” or return arrangement from customers.  Accordingly, our customers do not presently have a right to return unsold products to us outside of returns for defective product.  Occasionally we offer our customers volume incentives on surfboard travel bags.

a.) Shipping terms in Southern California, we deliver our products directly to our customers. Elsewhere, our products are shipped FOB shipping point. We recognize revenue when products are shipped.

b.) We bill our customers for shipping and handling and we include such amounts in sales.

c.) Our return policy consists of accepting product returns within 30 days of shipment.

d.) Occasionally, we offer volume incentives on surfboard travel bags. Customers who informally agree to purchase 100 surfboard travel bags over the course of a year receive a 7 1/2% discount.

Reserve for Obsolete/Excess Inventory

Inventories are stated at the lower of cost or market.  We regularly review our inventories and, when required, will write down any excess or obsolete inventory based on factors that may impact the realizable value of our inventory including, but not limited to, market demand, regulatory requirements and significant changes in our cost structure.  If ultimate usage varies significantly from expected usage, or other factors arise that are significantly different than those anticipated by management, inventory write-downs or increases in reserves may be required.  No such write-downs have been necessary during the years ended December 31, 2011 and 2010.

Accounts Receivable

The Company extends credit to its customers, who are located primarily in California. Accounts receivable are customer obligations due under normal trade terms. The Company performs continuing credit evaluations of its customers’ financial condition. Management reviews accounts receivable on a regular basis, based on contracted terms and how recently payments have been received to determine if any such amounts will potentially be uncollected. The Company includes any balances that are determined to be uncollectible in its allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off. The balances of the allowance account at December 31, 2011 and 2010 are $3,430 and $3,857, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements. Significant estimates made in preparing these financial statements include the estimate of useful lives of property and equipment, the deferred tax valuation allowance, and the fair value of stock options. Actual results could differ from those estimates.

Going Concern

The audited financial statements included with this Prospectus have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities settled in the ordinary course of business.  Accordingly, the audited financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

In order to continue as a going concern, we require additional financing.  There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms.  If we are not able to continue as a going concern, we would likely be unable to realize the carrying value of our assets reflected in the balances set out in the preparation of the financial statements.

BUSINESS

Overview of Our Business

Vitamin Blue, Inc. began operations in 1999 and is located in Costa Mesa, Orange County, California.  We design, manufacture, and distribute surfwear and surfing accessories.  We are focused on becoming a boardsport brand by our commitment to producing quality, innovative products and athletic performance and developing a reputation with retailers to deliver on time.  Our goal is to become an authentic source for unique, functional and diverse surf products.

In pursuing a strategy of building and maintaining a strong foundation at the core surf market level, we have begun by distributing product to surfboard manufacturers and surf shops, which they in turn resell to retail customers.  Terms of such sales are payment in full for the products within thirty (30) from date of delivery.   We intend to leverage this foundation by expanding product offerings and increasing brand penetration into the mainstream. We plan on expanding distribution into specialty stores and department stores.  In order to maintain long-term brand awareness we intend to stay true to our surfing roots as an authentic source for surf products. We also plan to support competitions through sponsoring athletes in order to create a visible foundation in the surf industry.

Our primary focus is on surfwear and surfing accessories.  We manufacture most of our surfing accessories and nearly all of our surfwear in-house.  Only the manufacturing of surfboard bags and the sewing of board shorts (surf trunks) are outsourced.

Vitamin Blue has launched product lines annually beginning in the summer of 2000.  We have concentrated sales and marketing efforts along the entire coastline of California, into northern Baja California (Mexico), Hawaii and the Eastern coastline.  Initial distribution has centered on surfboard manufacturers and surf shops (the core surf market).

Our strategy is to build brand recognition in the core surf market with the aim of enhancing long-term growth potential. We intend to leverage the brand by expanding product offerings that appeal to boardsport participants and increasing brand penetration into the mainstream to attract those who affiliate themselves with the action sports lifestyle. We plan to extend our distribution to include specialty stores and department stores. Vitamin Blue will maintain its image by staying true to its surfing roots through the sponsorship of athletes, competitions, and other grassroots activities.

Industry Overview

In the United States, surf/skate sales for 2010 exceeded $6.24 billion.  Approximately, twenty-nine percent (29%) of sales ($1.8 billion) occurred in the west coast.  The surf industry had shown substantial growth of 10 percent for the previous five years, according to the most recent 2010 Surf Industry Manufacturers Association (SIMA) Distribution Study.  Sales are expected to grow steadily over the next several years.  Anticipated market growth can be attributed to a number of factors.  Outdoor, individual extreme action sports among the general population have become increasingly popular.  We believe that much of the increase in popularity is from shifting demographics, as the teenage population grows faster than the rest of the population.  Additionally, with the overall population pursuing a more physically active lifestyle, it is not uncommon for an entire family living in or near beach communities to surf together.  Surfing has attracted new comers, from young sons and daughters to middle aged fathers and mothers.

Historically, the most frequent buyers of surfwear and surfing accessories were teenage and young adult males.  However, in recent years, the market has expanded to include surfwear for teenage girls, women, children and toddlers.

The first evidence of surfing was in 1500 in Hawaii, when Polynesians arrived.  Surfing became a well-known sport in 1912, when surf Olympian Duke Kahanamoku introduced the activity around the world.  After World War II, surfboards were created from Styrofoam, polyester resin and fiberglass.  The new materials contributed to the growth of the sport.

In the late 1950’s and early 1960’s, surfing grew more popular with television shows like ABC’s Wide World of Sports and movies such as Endless Summer, Gidget and Beach Blanket Bingo.

In the beginning, the only surfing accessory available was a surfboard.  Surfing apparel was extremely bulky and made from inflexible material such as canvas.  Early surf manufacturers include, among others, Hang Ten, Birdwell Beach Britches, and Kanvas by Katin.  Today’s competitors in the surf industry include Quiksilver, Billabong International, Volcom Inc., and Hurley, a division of Nike.  Today, surf companies typically offer a complete line of casual apparel for every season of the year.  A line of surfing accessory products is also offered.

The surf/skate market in the United States is in excess of $6.24 billion annually.  The industry has taken its casual clothing and innovative surf products across the globe.

We believe that opportunities for growth exist in the surfing industry over the next several years due to shifting demographics. For example, the teenage population, or  the “Generation Y” group, is growing faster than the rest of the population. We further believe that this group is an important demographic to target because it is a major participant in the action sports, such as surfing, and it has influence on fashion trends for older consumers such as Generation X-ers (persons born between 1965 and 1976) and Baby Boomers (1946 through 1964).
Company Strategy

Our goal is to develop the Vitamin Blue brand into a leader in the surf industry by offering innovative quality products and service, timely delivery, aggressive grassroots marketing and word-of-mouth and print advertising.

The key points of our strategy are the following:

Continue to build a surf brand of long-term excellence for the Vitamin Blue name.

Vitamin Blue management intends to present the surf industry with an excellent image by offering superior quality products and customer service.  Branding the Vitamin Blue name and image will involve traditional marketing methods, such as core consumer magazines, trade magazines, trade shows, promotional goods, and sponsorship of top-performing athletes. Also, management will strive to create a positive consumer experience by offering surf products known for their functionality, athletic performance, longevity and value.

Concentrate on Five Main Value Chain Elements:  Product, Quality, Image, Distribution, and Delivery.

Product.  The main thrust of Vitamin Blue’s strategy will revolve around the fashion, function and performance of our products.  Putting a product on the market that does not perform its function properly can lead to a rapid demise of a company.  In order to ensure that all product designs from Vitamin Blue meet the demands for which they are intended, we will use surfers to assist in the design of our surfwear and surfing accessory products.

Quality.  From the very beginning, Vitamin Blue has made quality a priority.  We do not intend to be a low-cost producer, but rather a leader in quality. These attributes stem directly from the quality that is built into every pair of boardshorts, t-shirt, fleece, surfboard bag, roof rack pads and other items marketed by the Company.

Vitamin Blue is based on surfing, although none of revenues come from surfboards. Rather, our goal is to serve both the boardsport participant and those who affiliate themselves with the action sports lifestyle.  We plan on accomplishing this goal by cultivating the surfer image with our uniquely designed and colorful surfwear.

Distribution.  Vitamin Blue is in the process of cultivating a variety of future distribution channels. This includes specialty shops and department stores, which we believe will make our products more available to as many consumers as possible.  Currently, we distribute our product through the core distribution channels consisting of surfboard manufacturers and surf shops.  We do not have any distribution agreements and all sales are final.  Terms of sales are payment in full for the products within thirty (30) from date of delivery.

Distribution Channels

We intend to cultivate a variety of distribution channels in order to make our products available to a large group of consumers.  However, we do not plan of developing low-end channels such as mass merchandisers and membership club stores, which we believe might diminish the quality and image of our products and brand name.  We believe that is difficult to sell product at full price when consumers can purchase it in discount outlets.

Our primary distribution efforts will focus on retail outlets in North America (U.S., Canada, and Mexico).  As the Company continues to successfully grow, future plans are to penetrate Europe with an emphasis on France, United Kingdom, Spain, Italy, and Germany.  Finally, Vitamin Blue will continue to build on the success of its expansion by penetrating parts of other markets such as Japan and Australia.

Delivery.

Vitamin Blue has a primary objective to ensure timely delivery of products to retailers.  We believe that we have developed a reputation for on-time delivery that allows to continue developing existing relationships and to cultivate new business relationships with new distributors.

There are two types of retail outlets that Vitamin Blue presently markets to: surfboard manufacturers and surf shops.

Surfboard Manufacturers

This retail outlet generally consists of single shops, where surfboards are designed, manufactured and marketed.  These shops are located in or near beach communities. This distribution channel is focused on the central surf market and represents a genuine source for surfing accessories.  Gaining and maintaining a presence within surfing manufacturers is one of the cornerstones to building long-term brand recognition in the core surf market. Among Vitamin Blue’s business relationships are surfboard manufacturers such as Hap Jacobs, Bing Surfboards, Bark Boards and Ron House Shapes, Dewey Weber and Stewart Surfboards. Vitamin Blue distributes surfing accessories through direct sales to these stores.

 Surf Shops

This distribution channel typically consists of single to multiple retail outlets, located in or near beach communities, focused on the central surf market.  Surf shops are an authentic retail source for complete lines of surfwear and surfing accessory products.  Gaining and maintaining a presence within this segment is also a cornerstones to building long-term brand recognition in the core surf market. We have established distribution relationships with the following retail outlets:

•      Freeline Design (Santa Cruz, California)
•      The Frog House (Newport Beach, California)
•      Infinity Surfboards (Dana Point, California)
•      Legends SUP (Carlsbad, California)
•      Hi-Tech Surf Sports (Maui, Hawaii)
•      Second Wind Sail and Surf (Maui, Hawaii)
•      Hawaiian Island Surf and Sport (Maui, Hawaii)
•      Kennedy Surfboards (Woodland Hills, California)
•      Malibu Surf Shack, (Malibu, California)
•      E.T. Surf (Hermosa Beach, California)
•      Spyder (Hermosa Beach, California)
•      Costa Azul (Laguna Beach, California)
•      Icons of Surf (San Clemente, California)
•      Encinitas Surfboards (Encinitas, California)
•      Nor Easter Surf Shop (Scituate, Massachusetts)
•      Air & Speed Surf Shop (Montauk, New York)
•      Marsh’s Surf Shop (Atlantic Beach, North Carolina).

We distribute our complete line of products, from surfwear to surfing accessories, through this distribution channel with direct sales to these stores. .

There are two types of retail outlets that Vitamin Blue intends to market to in the future: specialty stores and department stores:

Specialty Stores

Specialty stores are typically single, regional and national outlets generally located in or near beach or resort communities, shopping centers and shopping malls.  This distribution channel emphasizes the mainstream market, those who affiliate themselves with the action sports lifestyle.  Specialty store retail outlets are primarily tourist/vacation shops, sporting good stores such as the Sports Chalet, or regional and national retail stores such as Pacific Sunwear of California and Zumiez.  We intend to use this type of retail outlet to distribute surf wear with direct sales to these stores..

Department Stores

This type of retail outlet generally has stores located within shopping malls nationwide. Such stores may include Bloomingdale’s, Macy’s, Saks Fifth Avenue, and Nordstrom.  This distribution channel also concentrates on the mainstream market, those who affiliate themselves with the action sports lifestyle.  We intend to sell surfwear through this type of retail outlet with direct sales to these stores. .

 Business Strategy

We are currently executing our strategy to establish business relationships with surfboard manufacturers and surf shops, thereby enabling us to raise and maintain awareness of our brand. Our objectives are to secure a market presence at this core level and then to expand into the mainstream clothing industry through specialty stores and department stores.

Due to our lack of capital, we have been unable to conduct a meaningful advertising campaign.  Our marketing and advertising efforts have been limited to sponsoring surf teams and competitions, including surf camps and high school surf teams.  At such time as we have available funds, we intend to advertising through more traditional means such as print, radio, TV and other media.

Surfwear for Men and Women

Product designs are developed to appeal to preferences of active surfers.  Innovative designs, active fabrics, and quality are combined with fashion, functionality and athletic performance.  The Company has distinguished its surfwear line with the use of high-quality quick drying fabrics, triple stitching along the seams, Velcro® and Lycra® closing boardshorts (surf trunks), and a unique design feature called the “key safe”. The key safe is a small Velcro® pocket on the back inner waistband of the shorts that provides safe key storage during surfing, wake boarding, swimming, etc.

Vitamin Blue offers T-Shirts made of quality 100% heavy cotton.  The shirts are made loose fitting and offered in a variety of colors with various surf graphics depicted.  We also offer pullover hooded fleece made of 80% cotton and 20% polyester.

Surfing Accessories

Surfing accessories offered by Vitamin Blue include:

•	Surfboard Travel Bags, which offer surfboard protection and can be used daily or for long distance surf trips.

•	Surf Gear Travel Bags, which are duffle bags used to carry surfing essentials on surf trips.

•	Surf Backpacks, which are specially, designed wet bag backpacks for wetsuit storage.

•	Roof-Rack Pads, used on existing car roof racks for surfboard protection and security on daily surf outings.

Operations and Manufacturing

Vitamin Blue conducts design, marketing, distribution and nearly all manufacturing in-house for all of its products. Our President, Frank D. Ornelas, designs all products distributed and manufactured by Vitamin Blue. Vitamin Blue manufacturing activities and capabilities include cutting, sewing and silk-screening.  The sewing of board shorts (surf trunks) and the manufacturing of surfboard bags are the only functions outsourced.  By outsourcing these two product categories, Vitamin Blue only engages in its core products.  We strive to continuously improve the design quality and timely delivery of our products.

Sales and Marketing

Our marketing program is focused on promoting a positive image of our products to consumers and wholesale accounts.  Key elements of Vitamin Blue’s public relations and advertising efforts include:

•	Print advertising (for example, Eastern Surf Magazine, Bliss Magazine)

•	Trade Shows (Surf Expo)

•	Industry – specific events sponsorship (for example Surf Contests and Surf Camps)

•	Promotional goods

Key Relationships

We believe that establishing, building and maintaining longstanding relationships with surfboard manufacturers and surf shops through innovative quality products and services are critical to successfully building long-term brand growth.  To strengthen our execution capabilities and increase brand name awareness, we actively pursue strategic business and marketing alliances with select partners.

Competition

We are subject to significant competition that could impact our ability to gain market share, win business and increase the price of our products. We face strong competition from a wide variety of firms, including large, retail box or discount as well as small businesses.

Quicksilver, Inc., a publicly traded company based in Huntington Beach, California, is a manufacturer of surfwear and surfing accessories.  This company’s products are carried in surf shops, specialty stores, department stores and its own Boardriders Club stores throughout the world.  Quicksilver is managed and operated by surfers, and generates approximately $2 billion in sales annually.

Billabong Intl, publicly trades on the Australian Stock Exchange, however, it is based in Irvine, California.  The company manufactures surfwear and surfing accessories for boys, men, and girls. In 1983, Bob Hurley purchased the licensing rights to market Billabong in North America.  He was instrumental in bringing the company to its current level of success.  In 1999, Mr. Hurley relinquished the license and began his own company, Hurley. Billabong is run by surfers and generates over $1 billion annually in revenue.

Hurley, based in Costa Mesa, California, manufactures surfwear and surfing accessories for boys, men and girls.  The Company is managed and operated by a surfer, Bob Hurley.  In February 2002, Hurley was purchased by Nike, Inc. Terms of the transaction were not disclosed.

Volcom Inc., located in Costa Mesa, California, manufactures young men’s and young women’s clothing and accessories.  The company’s products are carried in boardsports retailers, specialty stores and department stores.  Volcom produces over $300 million in sales annually.  The company was founded by surfers and is managed by surfers.

Vitamin Blue has taken a very assertive approach to its competitors and has earned an entry position in the surf industry. By currently distributing products to surfboard manufacturers and surf shops, which they in turn resell to retail customers, Vitamin Blue has taken the initial steps necessary in building long-term brand awareness. Since 1999 the company has experienced positive sales growth each year, except in the past two years, which we partially attribute to recent economic conditions.

Government Regulation

We are subject to certain federal, state and local laws and regulations affecting our business and products, particularly those promulgated by the Federal Trade Commission and the Consumer Products Safety Commission. These regulations relate principally to product labeling, licensing requirements, product safety and labor and workplace rules. Failure to comply with such laws and regulations may expose us to potential liability and have an adverse effect on our results of operations.  We believe that we are in substantial compliance with those currently existing regulations, as well as applicable federal, state and local laws.

Employees

As of March 31, 2012, we had several  part-time employees, each working approximately fifteen (15) hours per week and no full time employees, other than our President, Frank D. Ornelas.  Mr. Ornelas works exclusively for the Company and devotes approximately 50 hours per week to Company business.

Facilities

We presently sublease our facilities on a month-to-month basis from our Vice President, Veronica Ornelas.  The facilities consist of approximately 650 square feet of warehouse space for which we pay $565 per month. We believe that our current facilities are suitable and adequate to meet our current needs.  We will consider adding facilities as business warrants and funds are available. We maintain insurance coverage against losses, including fire, casualty and theft, for each of our locations in amounts we believe to be adequate.

Legal Proceedings

There are no material pending legal proceedings to which the company or any subsidiary is a party, or to which any property is subject and, to the best of our knowledge, no such action against us is contemplated or threatened.

 MANAGEMENT

Directors, Executive Officers and Corporate Governances

Our board of directors consists of one director.  The following table sets forth certain information with respect to the director and sole executive officer:

Name	Age	Position
Frank D. Ornelas Veronica C. Ornelas	52 50	President, Treasurer and Director Vice President and Secretary

Frank Ornelas has served as President and Chief Executive Officer of Vitamin Blue since he founded the Company in 1999.  Previously from 1983 to 1999, he held different positions in the financial services industry including securities analyst, options and bond trader and stockbroker with various financial firms.  Mr. Ornelas received his Bachelors of Science degree in Business Administration from California State University at Long Beach.

Veronica C. Ornelas was elected Vice President and Secretary on December 27, 2010.  Since 1989, she has owned and operated Ornelas Graphic Designs, a custom screen printing business located in Costa Mesa, California.  Ms. Ornelas is the sister of Frank Ornelas, the Company’s President and Chief Executive Officer.

Committees of the Board of Directors

The Board of Directors currently does not have any committees and any such functions are carried out by the Board of Directors.

Audit Committee

The functions of the Audit Committee are currently carried out by our Board of Directors.

Nominating Committee

The Company does not have a standing nominating committee or a committee performing similar functions, as the Board of Directors consists of only one member.  Due to the Company’s size, it finds it difficult to attract individuals who would be willing to accept membership on the Board.  Therefore, with only one member of the Board, he has the sole authority to act  in nominating candidates to the Board.  The Company did not have an annual meeting of stockholders in the past fiscal year.

Director Nominees

The Board of Directors has the authority to select those individuals to stand for election as members of our Board.  Since the Board of Directors does not include a majority of independent directors, the decision of the Board as to director nominees is made by persons who have an interest in the outcome of the determination.  The Board will consider candidates for directors proposed by security holders, although no formal procedures for submitting candidates have been adopted.  Until otherwise determined, not less than 90 days prior to the next annual Board of Directors’ meeting at which the slate of Board nominees is adopted, the Board accepts written submissions that include the name, address and telephone number of the proposed nominee, along with a brief statement of the candidate’s qualifications to serve as a director and a statement of why the stockholder submitting the name of the proposed nominee believes that the nomination would be in the best interests of stockholders.  If the proposed nominee is not the security holder submitting the name of the candidate, a letter from the candidate agreeing to the submission. Of his or her name for consideration should be provided at the time of submission.  The letter should be accompanied by a Resume supporting the nominee’s qualifications to serve on the Board of Directors, as well as a list of references.

The Board intends to identify director nominees through a combination of referrals, including by management, existing Board members and security holders, where warranted.  Once a candidate has been identified, the Board reviews the individual’s experience and background and may discuss the proposed nominee with the source of the recommendation.  If the Board believes it to be appropriate, Board members may meet with the proposed nominee before making a final determination whether to include the proposed nominee as a member of management’s slate of director nominees submitted to stockholders for election to the Board.

Among the factors that the Board considers when evaluating proposed nominees are their knowledge of and experience in business matters, finance, capital markets and mergers and acquisitions.  The Board may request additional information from the candidate prior to reaching a determination.  The Board is under no obligation to formally respond to all recommendations, although as a matter of practice, it will endeavor to do so.

Code of Ethics

The Board of Directors adopted a Code of Ethics for its chief executive officer and chief financial officer and this Code of Ethics has been filed as Exhibit 14 to Form 10-K for the fiscal year ended December 31, 2010.  The Code of Ethics will be provided to any person without charge, upon request. Requests should be directed to the Investor Relations Department at the Company's corporate headquarters.

Director Compensation and Other Information

Our sole director did not receive compensation for his service as a director since inception May 25, 1999.

Our policy is to reimburse Directors for reasonable travel and other expenses incurred in connection with attending meetings of the Board and in performing corporate duties on behalf of the Company. Present, we have only one director and he is reimbursed for expenses incurred in performing is corporate duties.

Executive Compensation
Summary Compensation Table

The following table sets forth compensation information for services rendered by certain of our executive officers in all capacities during the last three completed fiscal years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted, and certain other compensation, if any, whether paid or deferred.  During the years ended December 31, 2011 and 2010, Frank Ornelas, the Company’s Chief Executive Officers’ annual salary was $50,000. During the years ended December 31, 2011 and 2010, the Company paid for various personal expenses on behalf of Mr. Ornelas totaling $23,688 and $21,041, respectively. The unpaid portion of the Mr. Ornelas’ salary of $26,313 and $28,959, respectively, for the years ended December 31, 2011 and 2010 has been reflected as capital contributed in accordance with SAB 55. Mr. Ornelas has agreed to waive the unpaid portions of his past salary.

Name	Year	Salary	Total Compensation
	($)	($)

Frank D. Ornelas	2011	23,688	23,688	(1)
President,	2010	21,041	21,041	(2)
Treasurer and	2009	21,835	21,835	(3)
Chief Executive
Officer

Veronica C. Ornelas	2011	0	0
Vice President and	2010	0	0
Secretary

(1) Contributed services equaled $26,313.
(2) Contributed services equaled $28,959.
(3) Contributed services equaled $28,165.

Aggregate Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End ($) Exercisable/Unexercisable

None	0	0	0	0 / 0

Stock Option Grants

The Company did not issue any stock options for the years ended December 31, 2011 and 2010.

On December 24, 2010, the Board of Directors and the majority of the voting stockholders approved the Vitamin Blue, Inc. 2010 Stock Incentive Plan (the Plan”).  The purpose of the Plan is to:

(i)      provide long-term incentives and rewards to employees, directors, independent contractors or agents ("Eligible Participants") of the Company and its subsidiaries;

(ii)     assist the Company in attracting and retaining employees, directors, independent contractors or agents with experience and/or ability on a basis competitive with industry practices; and

(iii)    associate the interests of such employees, directors, independent contractors or agents with those of the Company's stockholders.

The maximum shares that may issued under the Plan may not exceed an aggregate of twenty percent (20%) of the issued and outstanding shares of the Company’s Common Stock, as determined by the Board of Directors from time to time.  Any shares subject to an award that, for any reason, expire or are terminated unexercised, such shares will be available for re-issuance under the Plan.

Employment Contracts and Termination or Change of Control Arrangements

We have not entered into any employment agreement or consulting agreement with our officers and sole director. We do not have a plan for compensating officers and directors during the next twelve months.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers.  Our directors and executive officers may receive stock options at the discretion of our board of directors in the future.  Except for our Stock Incentive Plan, we do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid.

We have no plans or arrangements to compensate executive officers in the event of termination of employment as a result of resignation, retirement, change of control or a change of responsibilities following a change of control.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers.  We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except under the Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal year ended December 31, 2008, Veronica Ornelas, Vice President and Secretary of the Company and sister to the President, Frank Ornelas, loaned the Company $3,000 for operating expenses, and an additional $5,000 on January 4, 2010.  During the year ended December 31, 2011, Ms. Ornelas loaned the Company an additional $2,000 for operating expenses. As of December 31, 2011 and 2010, the balance of these related party loans payable was $10,000 and $8,000 respectively.  The Company has imputed interest on these loans at the rate of 9% per annum.  As of December 31, 2011 and 2010, the balance of accrued interest payable to this related party was $1,861 and $1,134, respectively.

During the years ended December 31, 2011 and 2010, Frank Ornelas, the Company’s Chief Executive Officers’ annual salary was $50,000. During the years ended December 31, 2011 and 2010, the Company paid for various personal expenses on behalf of the CEO totaling $23,687 and $21,041, respectively. The unpaid portion of the CEO’s salary of $26,313 and $28,959, respectively, for the years ended December 31, 2011 and 2010 has been reflected as capital contributed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 8, 2012:

●      each stockholder believed to be the beneficial owner of more than 5% of our common stock;
●      by each of our directors and executive officers; and
●      all of our directors and executive officers as a group.

For purposes of the following table, a person is deemed to be the beneficial owner of any shares of common stock (i) over which the person has or shares, directly or indirectly, voting or investment power, or (ii) of which the person has a right to acquire beneficial ownership at any time within 60 days after the date of this prospectus. “Voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

Name and Position(s)	Title of Class	Common Stock Beneficially Owned	Percentage Ownership (1)

Frank D. Ornelas President, Treasurer	Common Stock	510,000,000	96.9%(2)
and Chief Executive Officer

Veronica C. Ornelas Vice President and Secretary	Common Stock	75,000	.01%(2)

All directors and executive Officers as a group (1 persons)	Common Stock	510,075,000	96.9%

(1) Percentage ownership for the Company’s Common Stock is based on 526,525,000 shares of Common Stock outstanding as of May 8, 2012.

(2) Total issued and outstanding equals 526,525,000 common stock shares as of May 8, 2012.

DESCRIPTION OF SECURITIES

At May 8, 2012, our authorized capital stock consists of 900,000,000 shares of common stock, par value $.0001 per share, of which 526,525,000 shares are issued and outstanding and 100,000,000 shares of preferred stock, par value $.0001 per share, of which no shares are issued and outstanding. Our common stock is not traded on any market or recognized exchange.

Common Stock

Holders of our common stock have the right to cast one vote for each share of stock in their name on the books of our company, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including election of directors. There is no right to cumulative voting in election of directors. Except where a greater requirement is provided by statute, by our articles of incorporation or bylaws, the presence, in person or by proxy duly authorized, of one or more holders of a majority of the outstanding shares of our common stock constitutes a quorum for the transaction of business. The vote by the holders of a majority of outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger, or amendment of our articles of incorporation.

Preferred Stock

Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholders approval.  Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances.  The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.  We have no present plans to issue any shares of preferred stock.
Authorized but Unissued Common Stock – Anti Takeover Provisions

Delaware law does not require stockholder approval for any issuance of authorized shares of our common stock.  These additional shares of common stock may be used for a variety of purposes including future offerings to raise additional capital, to facilitate acquisitions or to defend against an attempted takeover of the Company. This would make if possible for the Board to authorize the issuance of additional shares that would make it more difficult or discourage an attempted takeover.  This could possibly deprive our stockholders of the opportunity to sell their shares at prices higher that prevailing market prices.

Our board of directors, without stockholder approval, has authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock, and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.

State Securities-Blue Sky Laws

There is no public market for our common stock, and there can be no assurance that any such market will develop in the foreseeable future.  Transfers of our common stock may, also, be restricted under the securities laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws.  Absent compliance with such laws, our common stock may not be traded in such jurisdictions.  Because our common stock registered hereunder have not been registered for resale under the “Blue Sky” laws of any state, the holders of our common stock and persons who desire to purchase our common stock in any trading market that might develop in the future, should be aware that there may be significant state “Blue Sky” laws of any state.  Accordingly, investors may not be able to liquidate our common stock and should be prepared to hold our common stock for an indefinite period of time.

The selling stockholders may contact us directly to ascertain procedures necessary for compliance with Blue Sky laws in the applicable states relating to sellers and purchasers of our common stock.

We intend to apply for listing in a nationally recognized securities manual, which, once published, will provide us with “manual” exemptions in 38 states as indicated in CCH Blue Sky Law Desk Reference at Section 6301 entitled “Standard Manuals Exemptions.”
Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Island Stock Transfer and its address is 15500 Roosevelt Blvd, Suite 301, Clearwater, Florida 33760.

Inspection Rights

Delaware law specifies that stockholders have the right to inspect a corporation’s records.  This right extends to any person who has been a stockholder of record for at least six months immediately preceding such person’s demand.  It also extends to any person holding, or authorized in writing by the holders of, at least 5% of our outstanding shares of common stock.  Stockholders having this right are to be granted inspection rights upon five days’ written notice.  The records subject to this right include official copies of the Certificate of Incorporation, and all amendments thereto; by laws and all amendments thereto; and a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them, respectively.

In lieu of the stock ledger or duplicate stock ledger, Delaware law provides that the corporation may keep a statement setting forth the name of the custodian of the stock ledger or duplicate stock ledger The statement must include the complete post office address, including street and number, where the stock ledger or duplicate stock ledger is kept.

Our bylaws provide that our stockholders may call a special meeting only upon the request of the holders of at least a majority of the outstanding common stock entitled to vote.  Our bylaws certificate of incorporation prohibits stockholder action by written consent and requires all stockholder actions to be taken at a meeting of our stockholders.

Stockholder Matters

Certain provisions of Delaware law create rights that might be deemed material to our stockholders. Our certificate of incorporation and bylaws provide that our board of directors can amend the bylaws or provisions in the certificate of incorporation.

The above provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for a takeover of us that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of our company. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of us. They may also have the effect of preventing changes in our management.

DISCLOSURE OF COMMISSION POSITION ON INDEMNFICATIN OF SECURITIES ACT LIABILITIIES

Section 145 of the Delaware General Corporation Law, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our certificate of incorporation contains provisions relating to the indemnification of director and officers and our by-laws extend such indemnities to the full extent permitted by Delaware law. We may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which we could not indemnify such persons. We also intend to enter into indemnification agreements with our directors and certain officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

Leonard E. Neilson, Attorney at Law, 8160 South Highland Drive, Suite 104, Sandy, Utah 84093, telephone (801) 733-0800, has acted as our legal counsel.

EXPERTS

The Company’s financial statements for the fiscal years ended December 31, 2011 and 2010 appearing in this prospectus and the registration statement to which it relates, have been audited by HJ & Associates & Consultants, LLP, Certified Public Accountants, Salt Lake City, Utah. Their report is given upon their authority as experts in accounting and auditing.

INTEREST OF NAMED EXPERTS AND COUNSEL

 No expert or counsel named in this prospectus was hired on a contingent basis, will receive a direct or indirect interest in Canyon Gold, or has acted or will act as a promoter, underwriter, voting trustee, director, officer, or employee of our company.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC, to register the shares of our common stock being offered by this prospectus. In addition, we will file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services and through the Investor Relations section on our website at http://www.vitaminblue.com  as soon as reasonably practical after such material is electronically filed with, or furnished to, the SEC. The other information contained in our website is not a part of this prospectus.

You may also request a copy of our filings at no cost by writing or telephoning us at:

Vitamin Blue, Inc.
1005 West 18th Street
Costa Mesa, CA 92627
Attn: Frank D. Ornelas
(949) 645-4592

Index to financial statements

Page

Financial Statements

Financial Statements for the years ended December 31, 2011 and 2010

Report of Independent Registered Public Accounting Firm	F-1
Balance Sheets	F-2
Statements of Operations	F-3
Statements of Stockholders’ Deficit	F-4
Statements of Cash Flows	F-5
Notes to Financial Statements	F-6

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Vitamin Blue, Inc.

Costa Mesa, California

We have audited the accompanying balance sheets of Vitamin Blue, Inc. as of December 31, 2011 and 2010, and the related statements of operations, stockholders' deficit, and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vitamin Blue, Inc. as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations.  This raises substantial doubt about the Company's ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ HJ Associates & Consultants, LLP

HJ Associates & Consultants, LLP
Salt Lake City, Utah
May 8, 2012

VITAMIN BLUE, INC.
BALANCE SHEETS

	December 31, 2011	December 31, 2010

ASSETS

CURRENT ASSETS
Cash	$1,416	$1,830
Accounts receivable, net	5,776	5,535
Inventory	13,041	15,772

TOTAL CURRENT ASSETS	20,233	23,137

PROPERTY & EQUIPMENT, at cost
Vehicles	21,811	21,811
Machinery & equipment	2,420	1,020
Office equipment	1,839	1,839
	26,070	24,670
Less accumulated depreciation	(24,792)	(24,548)

NET PROPERTY AND EQUIPMENT	1,278	122

TOTAL ASSETS	$21,511	$23,259

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$84,842	$56,688
Accrued expenses	29,458	23,769
Accrued interest, related party	1,861	1,134
Accrued interest, other	60,629	45,440
Subscriptions payable	-	33,050
Derivative liability	119,991	46,133
Convertible promissory notes	110,000	40,000
Loans payable	110,000	110,000
Loan payable, related party	10,000	8,000

TOTAL CURRENT LIABILITIES	526,781	364,214

SHAREHOLDERS' DEFICIT
Preferred Stock, $0.0001 par value
100,000,000 authorized preferred shares; none issued or outstanding	-	-
Common Stock, $0.0001 par value;
900,000,000 shares authorized
526,525,000 and 510,000,000 shares issued and outstanding, respectively	52,653	51,000
Additional paid in capital	97,197	39,487
Accumulated deficit	(655,120)	(431,442)

TOTAL SHAREHOLDERS' DEFICIT	(505,270)	(340,955)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$21,511	$23,259

The accompanying notes are an integral part of these financial statements

VITAMIN BLUE, INC.
STATEMENTS OF OPERATIONS

	Years Ended
	December 31, 2011	December 31, 2010

REVENUE	$104,998	$112,947

COST OF SALES	73,303	85,581

GROSS PROFIT	31,695	27,366

OPERATING EXPENSES	159,568	122,331
DEPRECIATION EXPENSE	244	116

TOTAL OPERATING EXPENSES	159,812	122,447

LOSS FROM OPERATIONS BEFORE OTHER EXPENSES	(128,117)	(95,081)

OTHER EXPENSES
Penalties	(537)	(507)
Derivative valuation loss	(6,349)	(6,133)
Interest expense	(88,675)	(56,227)

TOTAL OTHER EXPENSES	(95,561)	(62,867)

LOSS FROM OPERATIONS BEFORE PROVISION FOR INCOME TAXES	(223,678)	(157,948)
Provision for income taxes	-	-

NET LOSS	$(223,678)	$(157,948)

BASIC AND DILUTED LOSS PER SHARE	$(0.00)	$(0.00)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
BASIC AND DILUTED	523,014,194	510,000,000

The accompanying notes are an integral part of these financial statements

VITAMIN BLUE, INC.
STATEMENTS OF SHAREHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

					Additional
	Preferred Stock		Common stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Defitcit	Total
Balance, December 31, 2009	-	$-	510,000,000	$51,000	$10,528	$(273,494)	$(211,966)

Contributed services	-	-	-	-	28,959	-	28,959

Net Loss for the year ended December 31, 2010	-	-	-	-	-	(157,948)	(157,948)
Balance at December 31, 2010	-	-	510,000,000	51,000	39,487	(431,442)	(340,955)

Issuance of shares of common stock for subscriptions payable	-	-	16,525,000	1,653	31,397	-	33,050

Contributed services	-	-	-	-	26,313	-	26,313

Net Loss for the year ended December 31, 2011	-	-	-	-	-	(223,678)	(223,678)

Balance at December 31, 2011	-	$-	526,525,000	$52,653	$97,197	$(655,120)	$(505,270)

The accompanying notes are an integral part of these financial statements

VITAMIN BLUE, INC.
STATEMENTS OF CASH FLOWS

	Years Ended
	December 31, 2011	December 31, 2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(223,678)	$(157,948)
Adjustment to reconcile net loss to net cash
used in operating activities
Depreciation	244	116
Bad debt expense	(426)	2,286
Contributed services	26,313	28,959
Changes in Assets and Liabilities
(Increase) Decrease in:
Accounts receivable	185	560
Inventory	2,731	6,931
Increase (Decrease) in:
Accounts payable	28,154	12,503
Accrued expenses	21,605	16,213
Derivative liability	73,858	46,133

NET CASH USED IN OPERATING ACTIVITIES	(71,014)	(44,247)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment	(1,400)	-

NET CASH USED IN INVESTING ACTIVITIES	(1,400)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related party loans payable	5,000	6,000
Payments on related party loans payaable	(3,000)	(1,000)
Proceeds from convertible promissory notes	70,000	40,000

NET CASH PROVIDED IN FINANCING ACTIVITIES	72,000	45,000

NET INCREASE/(DECREASE) IN CASH	(414)	753

CASH, BEGINNING OF YEAR	1,830	1,077

CASH, END OF YEAR	$1,416	$1,830

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$-	$-
Taxes paid	$-	$-

NON-CASH FINANCING AND INVESTING ACTIVITIES:
During the year ended December 31, 2011, the Company issued 16,525,000 shares of common stock in settlement of $33,050 in subscriptions payable.

The accompanying notes are an integral part of these financial statements

VITAMIN BLUE, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

1.     ORGANIZATION AND LINE OF BUSINESS

Organization

Vitamin Blue, Inc. (the "Company") was incorporated in the state of Delaware on May 25, 1999.  The Company, based in Costa Mesa, California, began operations on June 1, 1999 in designing and selling surfing clothing and accessories

Line of Business

The Company designs, manufactures and distributes surf-wear and accessories.

Going Concern
The accompanying financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business.  The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern.  The Company does not generate significant revenue, and has negative cash flows from operations, which raise substantial doubt about the Company’s ability to continue as a going concern.  The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, additional cash infusion.  The Company has obtained funds from its shareholder through the period ended December 31, 2011. Management believes this funding will continue, and has also obtained funding from new investors.  Management believes the existing shareholders and the prospective new investors will provide the additional cash needed to meet the Company’s obligations as they become due, and will allow the development of its core of business.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Vitamin Blue, Inc. is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Accounts receivable
The Company extends credit to its customers, who are located primarily in California.  Accounts receivable are customer obligations due under normal trade terms.  The Company performs continuing credit evaluations of its customers’ financial condition.  Management reviews accounts receivable on a regular basis, based on contracted terms and how recently payments have been received to determine if any such amounts will potentially be uncollected.  The Company includes any balances that are determined to be uncollectible in its allowance for doubtful accounts.  After all attempts to collect a receivable have failed, the receivable is written off.  The balances of the allowance account at December 31, 2011 and 2010 were $3,430 and $3,857, respectively.

Revenue Recognition
The Company recognizes revenue upon delivery, provided that evidence of an arrangement exits, title, and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured. We record revenue net of estimated product returns, which is based upon our return policy, sales agreements, management estimates of potential future product returns, which is based upon our return policy, sales agreements, management estimates of potential future products returns related to current period revenue, current economic trends, changes in customer composition and historical experience. Generally, we extend credit to our customers and do not require collateral. We perform ongoing credit evaluation of our customers and historic credit losses have been within our expectations. This is a critical policy, because we want our accounting to show only sales which is “final” with a payment arrangement.

Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements.  Significant estimates made in preparing these financial statements include the estimate of useful lives of property and equipment, the deferred tax valuation allowance, and the fair value of stock options. Actual results could differ from those estimates.

VITAMIN BLUE, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment
Property and equipment are stated at cost, and are depreciated using the straight line and modified accelerated cost recovery system (macrs) method over 3-10 years.

Office equipment	SL	5 Years
Warehouse equipment	SL	5 Years
Vehicle	Macrs	5 Years

Depreciation expense for the years ended December 31, 2011 and 2010, was $244 and $116, respectively.

Fair Value of Financial Instruments
Fair Value of Financial Instruments, requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. As of December 31, 2011 and 2010, the balances reported for cash, inventory, prepaid expenses, accounts payable, accrued expenses, loans payable and convertible promissory notes payable approximate the fair value because of their short maturities.

We adopted ASC Topic 820 (originally issued as SFAS 157, “Fair Value Measurements”) as of January 1, 2008 for financial instruments measured as fair value on a recurring basis. ASC Topic 820 defines fair value, established a framework for measuring fair value in accordance with accounting principles generally accepted in the United States and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 established a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

We measure certain financial instruments at fair value on a recurring basis. Assets and liabilities measured at fair value on a recurring basis are as follows at December 31, 2011:

	Total	(Level 1)	(Level 2)	Level (3)

Assets	$-	$-	$-	$-
Total assets measured at fair value	$-	$-	$-	$-

Derivative Liability	$119,991	$-	$-	$119,991
Total liabilities measured at fair value	$119,991	$-	$-	$119,991

Inventory
Inventories are stated at the lower of cost (first-in, first-out basis) or market. As of December 31, 2011 and 2010, inventory consisted of the following items:

	December31,
	2011	2010
Raw materials	$9,707	$8,077
Work in process	-	-
Finished goods	3,159	7,380
Promotional items	175	315
Total	$13,041	$15,772

VITAMIN BLUE, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss per Share Calculations
ASC TOPIC 260, Loss per Share dictates the calculation of basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. No shares for employee options or warrants were used in the calculation of the loss per share as they were all anti-dilutive. The issuance of common shares for the convertible promissory notes could potentially dilute basic earnings per share. However, the 98,468,450 and 33,333,333 shares of common stock into which the convertible promissory notes are convertible as of December 31, 2011 and 2010, respectively, have not been included in the computation since they would have also been anti-dilutive. The Company’s diluted loss per share is the same as the basic loss per share for the years ended December 31, 2011 and 2010, as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.  A reconciliation of the numerators and denominators used in the computation of loss per share is as follows:

	For the year ended
	December 31,
	2011	2010

(Loss) to common shareholders (Numerator)	$(223,678)	$(157,948)

Basic and diluted weighted average number of common shares outstanding (Denominator)	523,014,194	510,000,000

Income Taxes
The Company uses the liability method of accounting for income taxes.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards.  The measurement of deferred tax assets and liabilities is based on provisions of applicable tax law.  The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance based on the amount of tax benefits that, based on available evidence, is not expected to be realized.

Concentrations of Business and Credit Risk
The Company operates in a single industry segment.  The Company markets its services to companies and individuals in many industries and geographic locations.  The Company’s operations are subject to intense competition in designing and selling surfing clothing and accessories.

Accounts receivable represent financial instruments with potential credit risk.  The Company typically offers its customers credit terms.  The Company makes periodic evaluations of the credit worthiness of its enterprise customers and other than obtaining deposits pursuant to its policies, it generally does not require collateral.  In the event of nonpayment, the Company has the ability to terminate services.

At December 31, 2011, accounts receivable from three customers represented approximately 43%, of total accounts receivable. At December 31, 2010, accounts receivable from these same customers represented approximately 53%, of total accounts receivable.  There were no other customers who represented 10% of total accounts receivable at December 31, 2011 and 2010.

For the year ended December 31, 2011, the Company had two customers who represented approximately 30%, of total revenues.  For the year ended December 31, 2010, the Company had two customers who represented approximately 25%, of total revenues.  There were no other customers who represented greater than 10% of total revenues for the years ended December 31, 2011 and 2010.

Recently Issued Accounting Pronouncements
Management reviewed accounting pronouncements issued during the year ended December 31, 2011, and adopted the following pronouncements:

The Company adopted ASC 825 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This statement  establishes standards  for how an issuer  classifies  and measures in its  statement of financial  position certain financial  instruments with  characteristics of both  liabilities  and  equity.   It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. The adoption of this pronouncement did not have a material effect on the financial statements of the Company.

VITAMIN BLUE, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements
The Company adopted ASC 815 "Accounting for Certain Hybrid Financial Instruments". This statement narrows the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principal cash flows. It also allows qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative financial instrument.  The adoption of this pronouncement did not have a material effect on the financial statements of the Company.

3.     CAPITAL STOCK

During the year ended December 31, 2011, the Company issued 16,525,000 shares of common stock at a price of $0.002 per share for subscription payables in the amount of $33,050. During the year ended December 31, 2010, the Company issued no shares of common stock. As of July, 2010, the founder of the Company approved a one hundred two thousand-for-one stock split of the Company’s issued and outstanding common stock. All share amounts included in the financial statements have been adjusted for the effects of this stock split.

4.     RENTAL LEASE

The Company subleases office space on a month-to-month basis. The rent paid for the years ended December 31, 2011 and 2010 was $6,786 and $6,786, respectively.

5.     INCOME TAXES

The Company files income tax returns in the U.S. Federal jurisdiction, and the state of California. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2006.

Deferred income taxes have been provided by temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. To the extent allowed by GAAP, we provide valuation allowances against the deferred tax assets for amounts when the realization is uncertain.

Included in the balance at December 31, 2011, are no tax positions for which the ultimate deductibility is highly certain, but for which there is uncertainty about the timing of such deductibility.  Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

The Company's policy is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in other expenses. During the years ended December 31, 2011 and 2010, the Company recognized $507 and $467 in penalties related to unpaid payroll taxes, and $998 and $778, respectively, in interest related to these unpaid taxes. These are not considered to be uncertain tax positions because these amounts have not been deducted for tax purposes.

6.     LOANS PAYABLE

The Company received $0 in new loan proceeds for the year ended December 31, 2011. As of December 31, 2011, the principal balance of the Company’s outstanding loans payable were $110,000, which bears interest at the rate of 8% per annum, and are due upon demand. The balance due for the years ended December 31, 2011 and 2010, including all accrued and unpaid interest was $162,467 and $153,667, respectively. The loans do not contain any type of conversion feature. The Company intends to retire these loans at a future date through the issuance of shares of common stock at a rate to be agreed upon by both the lenders and the Company at the time the retirement is to be completed. There was no interest paid during the years ended December 31, 2011and 2010, respectively.

7.     RELATED PARTY TRANSACTIONS

During the year ended December 31, 2011, Veronica Ornelas the Company’s Vice President and Secretary loaned the Company $2,000 for operating expenses. As of December 31, 2011 and 2010, the balance of these related party loans payable was $10,000 and $8,000 respectively.  The Company has imputed interest on these loans at the rate of 9% per annum.  As of December 31, 2011 and 2010, the balance of accrued interest payable to this related party was $1,861 and $1,134, respectively.

During the years ended December 31, 2011 and 2010, Frank Ornelas, the Company’s Chief Executive Officers’  annual salary was $50,000. During the years ended December 31, 2011 and 2010, the Company paid for various personal expenses on behalf of the CEO totaling $23,687 and $21,041, respectively. The unpaid portion of the CEO’s salary of $26,313 and $28,959, respectively, for the years ended December 31, 2011 and 2010 has been reflected as capital contributed in accordance with SAB 55.

VITAMIN BLUE, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

8.     DEFERRED TAX BENEFIT

At December 31, 2011, the Company had net operating loss carry-forwards of approximately $382,000 which begin to expire in the year 2026. No tax benefit has been reported in the December 31, 2011 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the years ended December 31, 2011 and 2010 due to the following:

	2011	2010

Book loss	$(89,500)	$(63,100)
Meals and entertainment	400	500
Contributed services	10,500	11,600
Depreciation	(40)	-
Allowance for doubtful accounts	(200)	-
Accrued payroll taxes	2,100	-
Related party accrual	300	-
Penalties	200	200
Derivative valuation	29,500	18,400

Valuation Allowance	46,740	32,400

Income tax expense	$-	$-

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the difference between the reported amounts of assets and liabilities and their tax bases.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax liabilities consist of the following components as of December 31, 2011 and 2010:

	2011	2010
Deferred tax assets:
NOL carryover	$152,900	$106,300
Allowance for doubtful accounts	1,400	1,500
Related party accruals	700	500
Accrued payroll taxes	10,300	8,200

Deferred tax liabilites:
Depreciation	(40)	-

Less Valuation Allowance	(165,260)	(116,500)

Net deferred tax asset	$-	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry-forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry-forwards may be limited as to use in future years.

VITAMIN BLUE, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2011 AND 2010

9.     CONVERTIBLE PROMISSORY NOTES

As of December 31, 2011, the Company has received eleven loans in the form of convertible debentures from three individuals in the amounts of $10,000 each for a total of $110,000. The loans bear interest at 8% per annum on the unpaid balance until paid or until default. The convertible promissory note may be prepaid in full or in part at any time without penalty or premium. Partial prepayments shall be applied to installments due in reverse order of their maturity.

The Holders of the debentures have the right to convert at any time amounts outstanding under the debentures into shares of common stock at a conversion price per share equal to sixty (60%) of the average bid and ask price of the common stock for the previous five (5) trading days or if the common stock has not traded in the last thirty (30) business days, then sixty percent (60%) of the price that the Maker’s common stock was last issued to a non-affiliated investor. The holders may elect payment of the principal of this note, before any repayment of interest.

ASC Topic 815 provides guidance applicable to the convertible promissory notes issued by the Company in instances where the number into which a note can be converted is not fixed.  For example, when a note converts at a discount to market based on the stock price on the date of conversion, ASC Topic 815 requires that the embedded conversion option of the convertible promissory notes be bifurcated from the host contract and recorded at their fair value. In accounting for derivatives under accounting standards, the Company recorded a liability representing the estimated present value of the conversion feature considering the historic volatility of the Company’s stock, and a discount representing the imputed interest associated with the embedded derivative. The discount is amortized over the life of the convertible promissory notes, which resulted in the recognition of $67,509 in interest expense for the year ended December 31, 2011, and the derivative liability is adjusted periodically according to stock price fluctuations. At the time of conversion, any remaining derivative liability will be charged to additional paid-in capital.  For purpose of determining the fair market value of the derivative liability, the Company used Black Scholes option valuation model. The significant assumptions used in the Black Scholes valuation of the derivative are as follows:

Stock price on the valuation date	$0.0020
Conversion price for the loans	$0.0012
Dividend yield	0.00%
Years to Maturity	1
Rick free rate	0.29%
Expected volatility	165.77%

The value of the derivative liability at December 31, 2011 and 2010, was $119,991 and  $46,133, respectively.

10.   SUBSEQUENT EVENTS

Management has evaluated subsequent events according to the requirements of ASC TOPIC 855 and has reported the following:

Subsequent to December 31, 2011, the Company received convertible loans totaling $30,000 from an investor for operating expenses. The loans bear interest at 8% per annum, and the principal and interest are convertible into shares of common stock within one year from the date the funds were received. The shares of common stock are convertible at a rate of 60% of the average bid and asking price of the common stock for the previous five (5) trading days or if in the common stock has not traded in the last thirty (30) business days, then sixty percent (60%) of the price that the Company’s common stock was last issued to a non-affiliated investor.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                      Other Expenses of Issuance and Distribution

The following table sets forth costs and expenses payable by Vitamin Blue, Inc. in connection with the sale of common shares being registered.  All amounts except the SEC filing are estimates.

SEC registration fee	$189.00
Accounting fees and expenses	$12,500.00
Legal fees and expenses	$10,000.00
Total	$22,689.00

Item 14.                      Indemnification of Directors and Officers

Vitamin Blue, Inc. is incorporated under the laws of the state of Delaware.  Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.  The amended and restated certificate of incorporation of Vitamin Blue, Inc. provides for the indemnification of directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law. In addition, as permitted by the Delaware General Corporation Law, the certificate of incorporation of Vitamin Blue, Inc. provides that none of its directors will be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended.   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 15.                      Recent Sales of Unregistered Securities

We issued 510,000,000 common stock shares to Frank D. Ornelas, President, Secretary and Chief Executive Officer and sole director as founder of the Company.

We issued 75,000 common stock shares to Veronica C. Ornelas in a private placement at $.002 per share for a total of $150.

We issued 16,450,000 shares to the selling stockholders listed on page 19 of the prospectus at $.002 per share for a total of $32,900.

In the past three years, the Company has sold common stock shares pursuant to the exemption from registration under the Securities Act to the following individuals:

Investor	Date	Shares	Price

Glenn Kennedy	2/5/09	50,000	$.002
Sean C. Weber	2/5/09	100,000	$.002

During the year ended December 31, 2010, the Company received four loans in the form of convertible promissory notes from one individual and one corporation in the amounts of $10,000 each for a total of $40,000. During the period ended June 30, 2011, the Company received four loans in the form of convertible promissory notes from two individuals in the amounts of $10,000 each for a total of $40,000.  On July 22, 2011, the Company received an additional loan in the form of a convertible promissory note in the amount of $10,000 from an investor for operating expenses. On September 7, 2011, the Company received an additional loan in the form of a convertible promissory note in the amount of $10,000 from an investor for operating expenses.  The convertible promissory notes bear interest at 8% per annum on the unpaid balance until paid or until default, at which time both principal and interest are payable, or the loan can be converted into shares of common stock.  The convertible promissory notes may be prepaid in full or in part at any time without penalty or premium. Partial prepayments shall be applied to installments due in reverse order of their maturity.  The holders of the convertible promissory notes have the right to convert at any time amounts outstanding under the convertible promissory notes into shares of common stock at a conversion price per share equal to sixty percent (60%) of the average bid and ask price of the common stock for the previous five (5) trading days or if the common stock has not traded in the last thirty (30) business days, then sixty percent (60%) of the price that the Maker’s common stock was last issued to a non-affiliated investor.  However, pursuant to the terms of the convertible promissory notes, Mr. Yeung and his affiliates, in the aggregate, may not convert these notes, in whole or in part, if such conversion would result in Mr. Yeung or his affiliates holding more than 4.99% of the outstanding common stock of the Company.  The holder may elect payment of the principal of this note, before any repayment of interest..

The Company’s shares were issued and the convertible promissory notes were sold in reliance upon the exemption afforded by §230.504 of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933 (“Securities Act”).  No commissions were paid for the issuance of such shares.   In addition, all subscribers received share certificates bearing a legend stating that such shares may not be resold except pursuant to a valid exemption under the Securities Act.  These restrictions ensure that these shares would not be immediately redistributed into the market and were therefore not part of a “public offering.”

Item 16.                      Exhibits and Financial Statement Schedules

The following exhibits are filed with this Registration Statement on Form S-1.

(a)	Exhibits

Exhibit	Description
3.1	Amended and Restated Certificate of Incorporation filed as Exhibit 3.1 to Form 8-A12G filed with the Commission on December 27, 2010, which is incorporated herein by reference.

3.2	Bylaws filed as Exhibit 3.2 to Form 8-A12G filed with the Commission on December 27, 2010, which is incorporated herein by reference.

4.1	Vitamin Blue 2010 Stock Incentive Plan filed as Exhibit 4.1 to Form 8-A12G filed with the Commission on December 27, 2010, which is incorporated herein by reference.

5.1	Opinion of Leonard E. Neilson, Attorney at Law

10.1	Amended and Restated Convertible Promissory Note dated October 21, 2011 payable to James Yeung filed herein.

10.2	Amended and Restated Convertible Promissory Note dated October 21, 2011 payable to Carlthon Corp. filed herein.

10.3	Amended and Restated Convertible Promissory Note dated October 21, 2011 payable to Casprey Capital Corp. filed herein

10.4
Promissory Note dated February 16, 2005 payable to Chester Massey for the principal sum of $60,000 filed as Exhibit 10.1 to the Form 10-K for the fiscal year ended 2009 and is incorporated herein by reference.

10.5
Promissory Note dated February 16, 2007 payable to Chester Massey for the principal sum of $50,000 filed as Exhibit 10.2 to the Form 10-K for the fiscal year ended 2009 and is incorporated herein by reference.

10.6	Lock-up Agreement between James M. Yeung and Vitamin Blue, Inc.

14	Code of Ethics filed as Exhibit 14 to Form 10-K for the fiscal year ended December 31, 2009, which is incorporated herein by reference

23.1	Consent of HJ Associates & Consultants, LLP, Independent Public Accountants

23.2	Consent of Leonard E. Neilson, Attorney at Law (Incorporated by reference in Exhibit 5.1)

101.INS	XBRL Instance

101.SCH	XBRL Schema

101.CAL	XBRL Calculation

101.DEF	XBRL Definition

101.LAB	XBRL Label

101.PRE	XBRL Presentation

(b)	Financial Statement Schedules.
(c)	Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.  Undertakings

We hereby undertake:

1.      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)           To include any additional or changed material information on the plan of distribution.

2.           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference  into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Costa Mesa, State of California, on May 8, 2012.

Vitamin Blue, Inc.

By:	/s/ Frank D. Ornelas
Name:	Frank D. Ornelas

Title:	President, Secretary and Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Frank D. Ornelas
Name:	Frank D. Ornelas

Title:	President, Secretary and Chief Executive Officer, Chief Financial Officer and Director
Date	May 8, 2012